Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ZEBRA TECHNOLOGIES CORPORATION,

WALDO ACQUISITION CORP.,

and

WHERENET CORP.

dated as of January 11, 2007

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Exhibit Index

Escrow Agreement	–	Exhibit 1
Paying Agent Agreement	–	Exhibit 3.3(a)(i)
Credit Suisse Release Agreement	–	Exhibit 8.1(i)
Form of Opinion of Company Counsel	–	Exhibit 9.1(f)

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GLOSSARY OF DEFINED TERMS

Page
Acquired Shares	15
Acquisition Proposal	2
Affiliate	2
Affiliate Transactions	43
Affiliated Group	2
Agreement	1
Agreement of Merger	14
Applicable Closing Per Share Merger Consideration	3
Applicable Per Share Merger Consideration	3
Arbiter	21
Board	1
Board Recommendation	24
Books and Records	3
Business	1
Business Day	3
Cap Amount	74
Certificates	17
Closing	14
Closing Date	14
Closing Date Net Cash	3
Closing Date Net Cash Statement	20
Closing Merger Consideration	16
Closing Option Proceeds	3
COBRA	41
Code	4
Common Closing Merger Consideration	4
Common Closing Per Share Merger Consideration	4
Common Merger Consideration	4
Common Per Share Merger Consideration	4
Common Ratio	4
Common Shareholders	4
Common Stock	4
Company	1
Company Option	22
Company Option Plan	4
Company Plan Affiliate	4
Company Share	4
Company Shares	15
Company Stock	4
Contracts	5
Copyrights	7
Customs Laws and Regulations	49
Defense Counsel	71
Defense Notice	71

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Design Documentation	8
Direct Claim	73
Direct Indemnification Defense Notice	73
Direct Indemnification Notice	73
Dissenting Shares	19
Domain Name Rights	8
Due Diligence Period	52
Effective Time	14
Employee Benefit Plan	5
Employee Benefit Plans of the Company	39
Environmental and Safety Requirements	5
ERISA	6
Escrow Agreement	6
Escrow Amount	6
Escrow Funds	16
Estimated Closing Date Net Cash Statement	20
Financial Statements	25
Fundamental Representations	6
GAAP	6
GCL	1
Governmental Authority	6
Hazardous Material	6
HIPAA	41
HSR Act	7
Indebtedness	7
Indemnified Party	71
Indemnifying Party	71
Information Statement	60
Intellectual Property	7
Interim Financial Statements	26
Inventory	8
IP Licenses	8
Latest Balance Sheet Date	26
Law	8
Letter of Transmittal	17
Liabilities	8
Liens	8
Losses	69
Marketing Materials	8
Marks	7
Mask Works	7
Material Adverse Effect	9
Material Intellectual Property	32
Merger	1
Merger Consideration	9
Merger Sub	1
Non-Patent IP	31

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Option Cancellation Agreement	22
Parent	1
Parent Indemnified Parties	69
Parent Shares	22
Parties	1
Party	1
Patents	7
Paying Agent	17
Paying Agent Agreement	17
Payoff Amount	16
Payoff Letter	16
PBGC	41
Per Share Escrow Consideration	9
Permits	10
Permitted Liens	10
Person	10
Post-Closing Adjustment	20
Principal Shareholder	1
Principal Shareholders	1
Proceeding	10
Proprietary Information	8
Publicly Available Software	10
Purchase Price	11
Ratio	22
Real Property	30
Release	11
Replacement Stock Option	22
Review Period	20
Seller Indemnified Parties	71
Series A-1 Merger Consideration	11
Series A-1 Per Share Merger Consideration	11
Series A-1 Shareholders	11
Series A-1 Stock	11
Series B-1 Stock	11
Shareholders	11
Shareholders’ Approval	24
Shareholders’ Representative	1
Software	8
Solicitation	60
Stock Closing Merger Consideration	11
Stock Merger Consideration	11
Subsidiary	12
Support Agreement	1
Surviving Corporation	14
Tax	12
Tax Returns	12
Third Party Claim	71

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Threatened	12
Threshold Amount	74
Transaction Documents	12
Transaction Related Expenses	12
Transfer Tax	13
Vested Company Option	13
Vested Option Aggregate Exercise Price	13
Vested Option Closing Merger Consideration	13
Vested Option Closing Per Share Merger Consideration	13
Vested Option Holder	13
Vested Option Merger Consideration	13
Warrant	13
Warrant Exercise Price	13
Warrant Holder	13
Warrant Merger Consideration	13
Warrant Per Share Merger Consideration	13

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated January 11, 2007 by and among ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (“Parent”), WALDO ACQUISITION CORP., a California corporation (“Merger Sub”), WHERENET CORP., a California corporation (the “Company”) and each of CROSSPOINT VENTURE PARTNERS 1996, LLP, a California limited liability partnership and Daniel Doles (subject to Section 11.1, each the “Shareholders’ Representative”) acting solely in its/his capacity as the Shareholders’ Representative and not in its/his individual capacity. Each of the parties named above may be referred to as a “Party” and collectively as the “Parties.”

RECITALS

A. The Company is engaged in the business of developing, marketing, selling and servicing wireless solutions for tracking and managing enterprise assets (the “Business”).

B. The Parties hereto desire to enter into this Agreement and, subject to the conditions hereof and in accordance with the provisions of the California General Corporation Law (the “GCL”), consummate the transactions contemplated hereby pursuant to which the Parent will acquire all of the capital stock of the Company through a merger of Merger Sub with and into the Company (the “Merger”), following which the Company shall continue as the surviving corporation.

C. The Board of Directors of the Company (the “Board”) has approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has determined to submit the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby to the Shareholders for their approval and adoption required under the GCL and the Company’s Articles of Incorporation.

D. The Board has carefully considered the terms and conditions of this Agreement and has determined that the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Shareholders, and the Board recommends that the Shareholders vote to approve and adopt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

E. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

F. Concurrently with the execution of this Agreement, the parties identified on Schedule A hereto, being holders of shares of Series A-1 Stock, Series B-1 Stock and/or Common Stock constituting approximately eighty-five percent (85%) of the Company Shares (each a “Principal Shareholder” and collectively, the “Principal Shareholders”), are entering into a voting and support agreement (the “Support Agreement”) by and among the Principal

Shareholders, Parent and Merger Sub, providing, among other things, that, subject to the terms and conditions thereof, each of the Principal Shareholders will vote his, her or its shares of Company Stock in favor of the Merger and the approval and adoption of this Agreement.

AGREEMENTS

In consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.

“Acquired Shares” has the meaning set forth in Section 3.1(a).

“Acquisition Proposal” means any proposal relating to a possible (1) merger, consolidation or similar transaction involving the Company or any Subsidiary thereof, (2) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any Subsidiary thereof representing, in the aggregate, twenty percent (20%) or more of the assets of such entity on a consolidated basis, (3) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of the Company or any Subsidiary thereof, (4) liquidation, dissolution, or other similar type of transaction with respect to the Company or any Subsidiary thereof or (5) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person: (i) which owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests in such Person; (ii) in which such Person owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests; or (iii) in which more than ten percent (10%) of the voting or economic interests are owned, directly or indirectly, by a Person who has a relationship with such Person described in clause (i) or (ii) above. In addition, any Person who is a stockholder, director or executive officer of the Company or any Subsidiary thereof shall be deemed an “Affiliate” thereof.

“Affiliate Transactions” has the meaning set forth in Section 4.18.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement of Merger” has the meaning set forth in Section 2.2.

“Applicable Closing Per Share Merger Consideration” means, when referring to the Closing Merger Consideration to be received by a Shareholder with respect to each share of Company Stock held by such Shareholder, the Common Closing Per Share Merger Consideration or the Series A-1 Per Share Merger Consideration, as applicable.

“Applicable Per Share Merger Consideration” means, when referring to the Merger Consideration to be received by a Shareholder with respect to each share of Company Stock held by such Shareholder, the Common Per Share Merger Consideration or the Series A-1 Per Share Merger Consideration, as applicable.

“Arbiter” has the meaning set forth in Section 3.4(e).

“Board” has the meaning set forth in the recitals hereto.

“Board Recommendation” has the meaning set forth in Section 4.2.

“Books and Records” means all books and records of the Company and any Subsidiary thereof, including, but not limited to, all records, files, papers, sales and purchase correspondence, minute books, stock record books and other books of account and financial and employment records, whether in tangible or digital form.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of California.

“Cap Amount” has the meaning set forth in Section 10.6(c).

“Certificates” has the meaning set forth in Section 3.3(a)(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Net Cash” means the difference of (a) the amount of cash and cash equivalents of the Company and its Subsidiaries (excluding the Closing Option Proceeds) as of immediately prior to the Closing, less (b) the amount of Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing, as determined in accordance with GAAP.

“Closing Date Net Cash Statement” has the meaning set forth in Section 3.4(c).

“Closing Merger Consideration” has the meaning set forth in Section 3.2(e).

“Closing Option Proceeds” means the cash proceeds received by the Company upon the exercise of any Company Options immediately prior to the Closing.

“COBRA” has the meaning set forth in Section 4.17(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Closing Merger Consideration” means the product of (i) the sum of (A) the Stock Closing Merger Consideration, plus (B) the Vested Option Aggregate Exercise Price, multiplied by (ii) the Common Ratio.

“Common Closing Per Share Merger Consideration” means the quotient of (i) the Common Closing Merger Consideration, divided by (ii) the number of shares of Common Stock outstanding immediately prior to the Effective Time.

“Common Merger Consideration” means the product of (i) the sum of (A) the Stock Merger Consideration, plus (B) the Vested Option Aggregate Exercise Price, multiplied by (ii) the Common Ratio.

“Common Per Share Merger Consideration” means the quotient of (i) the Common Merger Consideration, divided by (ii) the number of shares of Common Stock outstanding immediately prior to the Effective Time.

“Common Ratio” means the quotient of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time, divided by (ii) the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Effective Time and (B) the number of shares of Common Stock subject to Vested Company Options which remain unexercised at the Effective Time.

“Common Shareholders” means, collectively, the holders of Common Stock immediately prior to the Effective Time (other than Dissenting Shareholders and the Company).

“Common Stock” means the Company’s common stock.

“Company” has the meaning set forth in the preamble hereto.

“Company Option” has the meaning set forth in Section 3.5(a).

“Company Option Plan” means the WhereNet 1997 Stock Option Plan.

“Company Plan Affiliate” means the Company, any Subsidiary thereof and predecessor of any of them and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, the Company, any Subsidiary thereof and/or any predecessor or any of them, under Section 414 of the Code or Section 4001 of ERISA.

“Company Share” means a share of Company Stock.

“Company Stock” means collectively the Common Stock, the Series A-1 Stock and the Series B-1 Stock.

“Contracts” means any agreements, contracts, commitments, purchase orders, licenses and leases, whether written or oral, to which the Company or any Subsidiary is a party or by which Company or any Subsidiary is bound, including any amendment, supplement or modification thereto, other than nondisclosure agreements entered into in ordinary course which impose no material restrictions on the Business.

“Customs Laws and Regulations” has the meaning set forth in Section 4.25.

“Defense Counsel” has the meaning set forth in Section 10.4.

“Defense Notice” has the meaning set forth in Section 10.4.

“Direct Claim” has the meaning set forth in Section 10.5.

“Direct Indemnification Defense Notice” has the meaning set forth in Section 10.5.

“Direct Indemnification Notice” has the meaning set forth in Section 10.5.

“Dissenting Shares” has the meaning set forth in Section 3.3(d).

“Due Diligence Period” has the meaning set forth in Section 6.1.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any of the following (whether written, unwritten or terminated): (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan; (B) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (C) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement or consulting agreement.

“Employee Benefit Plans of the Company” has the meaning set forth in Section 4.17(a).

“Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among Parent, the Shareholders’ Representative and the Escrow Agent as defined therein, substantially in the form of Exhibit 1 attached hereto.

“Escrow Amount” means a portion of the Purchase Price equal to Thirteen Million Six Hundred Thousand Dollars ($13,600,000).

“Escrow Funds” has the meaning set forth in Section 3.2(a).

“Estimated Closing Date Net Cash Statement” has the meaning set forth in Section 3.4(b).

“Financial Statements” has the meaning set forth in Section 4.5.

“Fundamental Representations” means those representations and warranties set forth in Sections 4.2 and 4.4.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“GCL” has the meaning set forth in the recitals hereto.

“Governmental Authority” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; or (f) air quality management district.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental and Safety Requirements.

“HIPAA” has the meaning set forth in Section 4.17(i).

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi), or (vii) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (ix) any refinancings of any of the foregoing obligations.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Information Statement” has the meaning set forth in Section 6.11(d).

“Intellectual Property” means all U.S. and foreign intellectual property or proprietary rights of any description of any Person, including all rights of any Person in and to (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations, provisionals, divisions, renewals, revivals, and foreign counterparts thereof and all registrations and renewals in connection therewith (“Patents”), (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Marks”), (c) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith (“Copyrights”), (d) mask works and all applications, registrations and renewals in connection therewith (“Mask Works”), (e) trade secrets, inventions (whether or not patentable and whether or not reduced to practice) and confidential business information (including ideas, research and development information, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, improvements, designs, drawings, specifications, customer and supplier lists and information (including all account information, files, programs, plans, data and related information), sales data and plans, pricing and cost information, business and marketing plans and proposals, assembly, test, installation, service and inspection instructions and procedures, technical, operating and service and maintenance manuals and data, hardware reference manuals and engineering, programming, service and maintenance notes and logs and related documentation) (“Proprietary Information”), (f) computer software (including all source code, object code, firmware, data and related documentation) (“Software”), and all documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Software (collectively, the “Design Documentation”), (g) Internet addresses, URL, domain names, websites and web pages (“Domain Name Rights”), (h) all advertising, marketing, promotional materials, regardless of the media in which such materials are used, distributed and disseminated (“Marketing Materials”), and (i) goodwill related to all of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.5.

“Inventory” means all raw materials, work-in-process and finished goods inventory of the Company or any Subsidiary thereof.

“IP Licenses” means all licenses, sublicenses and other agreements or permissions related to Company’s and Company’s Subsidiaries’ Intellectual Property under which the Company and/or any Subsidiary thereof are a licensor or licensee but excluding licenses to readily available commercial “shrink-wrap” or “off-the-shelf” software of less than $100,000 in the aggregate for all such related licenses.

“Latest Balance Sheet Date” has the meaning set forth in Section 4.5.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or governmental entity or agency legally binding on the relevant party or its properties.

“Letter of Transmittal” has the meaning set forth in Section 3.3(a)(ii).

“Liabilities” means Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

“Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 10.1.

“Material Adverse Effect” means any event, circumstance, change or effect that has resulted in, or would reasonably be expected to result in, a material adverse change in, or has had, or would reasonably be expected to have, a material adverse effect on, (a) the ability of the Company to consummate any of the transactions contemplated herein or perform any of its obligations under this Agreement or (b) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than the following (but only to the extent the Company and its Subsidiaries are not disproportionately affected thereby relative to other participants in the industry in which the Business is currently conducted): (i) changes that are the result of general economic conditions or competitive circumstances in the markets in which the Business is currently conducted, (ii) changes that are the result of local, regional, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or (iii) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” means the Purchase Price less the Payoff Amount, as adjusted as provided in Sections 3.2(c) and 3.4.

“Merger Sub” has the meaning set forth in the preamble hereto.

“Non-Patent IP” has the meaning set forth in Section 4.12(a)(i).

“Option Cancellation Agreements” has the meaning set forth in Section 3.5.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Indemnified Parties” has the meaning set forth in Section 10.1.

“Parent Shares” has the meaning set forth in Section 3.5.

“Parties” has the meaning set forth in the preamble hereto.

“Paying Agent” has the meaning set forth in Section 3.3(a)(i).

“Paying Agent Agreement” has the meaning set forth in Section 3.3(a)(i).

“Payoff Amount” has the meaning set forth in Section 3.2(b).

“Payoff Letter” has the meaning set forth in Section 3.2(b).

“PBGC” has the meaning set forth in Section 4.17(h).

“Per Share Escrow Consideration” means, with respect to each release of Escrow Funds, if any, to the Common Shareholders and Vested Option Holders pursuant to the terms and conditions of the Escrow Agreement, the quotient of (i) the amount of such release, divided by

(ii) the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Effective Time and (B) the number of shares of Common Stock subject to Vested Company Options which remain unexercised at the Effective Time.

“Permits” means all permits, licenses, certifications, approvals and authorizations by or of, or registrations with, any Governmental Authority, including but not limited to, vehicle and business licenses.

“Permitted Liens” means any (a) inchoate mechanics’, carriers’, workers’ and other similar Liens arising in the ordinary course of business that are not delinquent and that in the aggregate are not material in amount and do not interfere with the present use of the assets to which they apply; and (b) inchoate Liens for current Taxes and assessments not yet due and payable; provided, however, that if any inchoate Lien described in clause (a) or (b) above becomes a choate Lien, the cost of removing such Lien shall be deemed funded Indebtedness for the purpose of determining Closing Date Net Cash.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Post-Closing Adjustment” has the meaning set forth in Section 3.4(a).

“Principal Shareholder” has the meaning set forth in the recitals hereto.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) involving the Company or any Subsidiaries thereof commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Publicly Available Software” means any software that is, contains (whether in the source code, object code or an executable), is derived from (in whole or in party), is distributed in connection with, requires for use or operation, links to, or is otherwise intended for use with, software that is distributed as free software, open source software (e.g., Linux) or distributed under similar licensing or distribution models, or software that requires as a condition of use, modification and/or distribution of such software that such software or other software distributed with such software (a) be disclosed or distributed in source code form, (b) include the right for any licensee to prepare derivative works therefrom, (c) be redistributable at no charge, or (d) be distributed only under an open source license or the license under which the software was licensed to the Company. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any version of the following: (i) GNU General Public License (GPL) or Lesser/Library General Public License (LGPL); (ii) The Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) the MIT License; (ix) the Apache License; (x) the Common Public License; (xi) the Open Software License; (xii) the Academic Free License; or (xiii) any other open source license listed or identified by the Open Source Initiative (OSI).

“Purchase Price” means One Hundred Twenty-Six Million Dollars ($126,000,000).

“Ratio” has the meaning set forth in Section 3.5(a).

“Real Property” has the meaning set forth in Section 4.9(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

“Replacement Stock Option” has the meaning set forth in Section 3.5(a).

“Review Period” has the meaning set forth in Section 3.4(d).

“Seller Indemnified Parties” has the meaning set forth in Section 10.3.

“Series A-1 Merger Consideration” means the product of (i) the Series A-1 Per Share Merger Consideration multiplied by (ii) the number of shares of Series A-1 Stock outstanding immediately prior to the Effective Time.

“Series A-1 Per Share Merger Consideration” means with respect to each outstanding share of Series A-1 Stock, an amount equal to the sum of One Dollar and sixty-eight cents ($1.68).

“Series A-1 Shareholders” means, collectively, the holders of Series A-1 Stock immediately prior to the Effective Time (other than Dissenting Shareholders and the Company).

“Series A-1 Stock” means the Company’s Series A-1 Preferred Stock.

“Series B-1 Stock” means the Company’s Series B-1 Preferred Stock.

“Shareholders” means, collectively, the Common Shareholders and the Series A-1 Shareholders.

“Shareholders’ Approval” has the meaning set forth in Section 4.2.

“Shareholders’ Representative” has the meaning set forth in the preamble hereto.

“Solicitation” has the meaning set forth in Section 6.11(a).

“Stock Closing Merger Consideration” means the difference of (i) the Stock Merger Consideration, less (ii) the Escrow Amount.

“Stock Merger Consideration” means the difference of (i) the Merger Consideration, less (ii) the Series A-1 Merger Consideration, less (iii) the Warrant Merger Consideration.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Support Agreement” has the meaning set forth in the recitals hereto.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included) in any Tax Return relating thereto.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.

“Third Party Claim” has the meaning set forth in Section 10.4.

“Threatened” means that a party has received a demand or notice of a claim, Proceeding or dispute.

“Threshold Amount” has the meaning set forth in Section 10.6(b).

“Transaction Documents” means each of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement.

“Transaction Related Expenses” means any expenses incurred by any Shareholder, the Company or any Subsidiary of the Company to the extent the Company or any of its Subsidiaries is liable therefor in connection with the transactions contemplated by this Agreement, including, (i) the fees and disbursements of the Company’s investment bankers, independent accountants and the legal or other advisors to any Shareholder or the Company or any of its Subsidiaries in connection with the transactions contemplated hereby to the extent payable by the Company or any of its Subsidiaries, and (ii) any stay-bonus, transaction completion bonus or other similar payment made or required to be made to the employees of the Company or any of its Subsidiaries on or after Closing as a result of the transactions contemplated by this Agreement, which payment is made pursuant to an agreement that either is not disclosed on the Schedules hereto or, without Parent’s prior written approval, entered into by the Company or any of its Subsidiaries after the date hereof and prior to Closing.

“Transfer Tax” means any stamp or other sales, transfer, use, value added, excise or similar transaction Tax imposed under the Laws of the United States or any state, country or municipality or other subdivision thereof, arising as a result of the consummation of any of the transactions contemplated hereby.

“Vested Company Option” means any outstanding Company Options that are vested as of the Closing.

“Vested Option Aggregate Exercise Price” means the aggregate exercise price for all Company Shares subject to Vested Company Options.

“Vested Option Closing Merger Consideration” means the difference of (i) the Stock Closing Merger Consideration, less (ii) the Common Closing Merger Consideration.

“Vested Option Closing Per Share Merger Consideration” means, with respect to any Vested Company Option, the difference of (i) the Common Closing Per Share Merger Consideration, less (ii) the exercise price per Company Share for which such Vested Company Option may be exercised.

“Vested Option Holder” means the holder of any Vested Company Option outstanding immediately prior to the Effective Time.

“Vested Option Merger Consideration” means the difference of (i) the Stock Merger Consideration, less (ii) the Common Merger Consideration.

“Warrant” means any warrant representing the right, upon exercise thereof, to acquire any shares of Company Stock, each of which is listed on Schedule 4.4 hereto.

“Warrant Exercise Price” means with respect to each outstanding Warrant, an amount equal to the sum of eighty-four cents ($0.84).

“Warrant Holder” means the holder of any Warrant outstanding immediately prior to the Effective Time.

“Warrant Merger Consideration” means the product of (i) the Warrant Per Share Merger Consideration, multiplied by (ii) the number of Company Shares subject to each Warrant outstanding immediately prior to the Effective Time.

“Warrant Per Share Merger Consideration” means the difference of (i) the Series A-1 Per Share Merger Consideration, less (ii) the Warrant Exercise Price.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the GCL, at the Effective Time (as herein defined), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the successor or surviving corporation and shall continue its existence under the laws of the State of California. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

Section 2.2 Closing; Effective Time; Filing of Agreement of Merger. Subject to the fulfillment or waiver of each of the conditions contained in Article 8, as soon as it is reasonably practicable but no later than within three (3) Business Days following the satisfaction or waiver of all of the conditions contained in Article 8, other than those conditions which by their terms are to be satisfied or waived at Closing, a closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois (or such other place and time as the Parties may agree). The “Closing Date” shall be the date on which the Closing shall actually occur. Subject to the terms of this Agreement, the Parties shall, on the Closing Date, cause the Merger to be consummated by filing a properly executed agreement of merger, in a form mutually acceptable to the Company and Parent, or other appropriate documents (the “Agreement of Merger”), with the Secretary of State of the State of California in accordance with the provisions of the GCL. When used herein, the term “Effective Time” shall mean the date and time when the Agreement of Merger have been accepted for filing by the Secretary of the State of California or on such date and time as the Parent and the Company may mutually agree to, as specified in the Agreement of Merger.

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Articles of Incorporation and By-laws of the Surviving Corporation.

(a) Articles of Incorporation; Name. The Agreement of Merger shall include such amendments, schedules or supplements as may be required under the GCL to provide that the Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be, or be the same as, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law. The name of the Surviving Corporation shall be WhereNet Corp.

(b) Bylaws. At the Effective Time, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

Section 2.5 Directors and Officers of the Surviving Corporation.

(a) Directors. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and by-laws.

(b) Officers. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and by-laws.

ARTICLE 3

CONSIDERATION AND MANNER OF PAYMENT

Section 3.1 Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, the manner of converting or canceling shares of the Company and Merger Sub shall be as follows:

(a) Conversion of Company Stock. Each Company Share issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Sections 3.1(c) and 3.3(d)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive the Applicable Per Share Merger Consideration in accordance with the further provisions of this Agreement. All Company Shares to be converted into the right to receive the Applicable Per Share Merger Consideration pursuant to this Section 3.1(a) (such shares, the “Acquired Shares”) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Acquired Shares shall thereafter cease to have any rights with respect to such Acquired Shares, except the right to receive for each of the Acquired Shares upon the surrender of such certificate in accordance with Section 3.3, (i) the Applicable Closing Per Share Merger Consideration, and (ii) with respect to the Common Shares, subject to and in accordance with the terms and conditions of the Escrow Agreement, the Per Share Escrow Consideration.

(b) Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Cancellation of Parent Owned Company Shares and Treasury Stock. All of the Company Shares that are owned by Parent, any direct or indirect wholly-owned

Subsidiary of Parent or by the Company as treasury stock shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no portion of the Merger Consideration shall be delivered in exchange therefor.

Section 3.2 Closing; Payment of Closing Payment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties contained herein, at the Closing:

(a) Parent shall deposit the Escrow Amount on behalf of the Shareholders with the Escrow Agent. Such funds (plus all income accrued thereon) (the “Escrow Funds”) shall be maintained by Escrow Agent to secure the Shareholders’ obligations under Section 3.4(e) and Article 10 of this Agreement and for payment of certain expenses, charges and liabilities incurred by the Shareholders’ Representative pursuant to Section 11.1(c) of this Agreement, and shall be administered and payable in accordance with the Escrow Agreement;

(b) Parent shall pay to each holder of Indebtedness or a security interest in and to the Company’s assets, for the benefit of and on behalf of the Company and the Shareholders, and to each party owed Transaction Related Expenses, by wire transfer of immediately available funds to the account or accounts at a bank or banks in the amount or amounts specified in a pay-off letter indicating that upon payment of a specified amount, such holder of Indebtedness or the party owed Transaction Related Expenses shall be paid in full and, if applicable, such holder of Indebtedness shall release its security interest and authorize Parent and the Surviving Corporation to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release or discharge the financing statements, security interests or other Liens of such holder of Indebtedness, and evidence the release or discharge of such financing statements, security interests or other Liens on or against the assets of the Company or its Subsidiaries (a “Payoff Letter”), the amount specified in such Payoff Letter (the aggregate amount of all such payments pursuant to Payoff Letters, the “Payoff Amount”);

(c) The Merger Consideration shall be reduced by the amount of any Post-Closing Adjustment based upon the Estimated Closing Date Net Cash Statement;

(d) The Vested Option Closing Merger Consideration shall be delivered to the Company to provide for payment of the Vested Option Closing Per Share Merger Consideration to Vested Option Holders who have delivered an Option Cancellation Agreement (as defined below) through and in accordance with the Company’s payroll policies and systems; and

(e) The balance of the Merger Consideration remaining after deposit of the Escrow Amount, payment of the Vested Option Closing Merger Consideration pursuant to Section 3.2(d) and any reduction pursuant to Section 3.2(c) (the “Closing Merger Consideration”) shall be deposited with the Paying Agent for distribution to the Shareholders and Warrant Holders in accordance with the terms set forth in Section 3.3.

Section 3.3 Payment for Shares in the Merger. The manner of making payment for Acquired Shares in the Merger shall be as follows:

(a) Payment of Closing Merger Consideration.

(i) From and after the Effective Time, J.P. Morgan Trust Company, National Association (or its successor in interest) shall act as paying agent (the “Paying Agent”) pursuant to an agreement to be entered into by and among the Paying Agent, the Parent and the Shareholders’ Representative on or prior to the Effective Time in substantially the form attached hereto as Exhibit 3.3(a)(i) (the “Paying Agent Agreement”) and effect the payment of the Closing Merger Consideration in respect of (i) stock certificates (the “Certificates”) that, prior to the Effective Time, represented Company Stock entitled to payment of the Closing Merger Consideration pursuant to Section 3.1(a) of this Agreement and (ii) Warrants that, prior to the Effective Time, were exercisable for Company Shares and are entitled to payment of the Warrant Merger Consideration pursuant to Section 3.6 of this Agreement. At the Effective Time, the Parent shall deposit, or cause to be deposited, with the Paying Agent the Closing Merger Consideration to which the Shareholders and Warrant Holders shall be entitled pursuant to this Article 3.

(ii) Within a reasonable period prior to the Effective Time, the Company shall provide to the Paying Agent a form of letter of transmittal in a customary form mutually agreed upon by the Parties (the “Letter of Transmittal”) which shall, among other things, specify that delivery shall be effected, and risk of loss and title to the Certificates and Warrants shall pass, only upon proper delivery of the Certificates and/or Warrants to the Paying Agent, and instructions for surrendering such Certificates and/or Warrants and receiving the Applicable Closing Per Share Merger Consideration, Per Share Escrow Consideration or Warrant Per Share Merger Consideration, as applicable, in respect thereof. The Parent shall cause the Paying Agent to mail on or prior to the Effective Time, or as soon thereafter as is practicable but not later than five (5) Business Days following the Effective Time, the Letter of Transmittal to each Shareholder and Warrant Holder. In accordance with the Paying Agent Agreement, upon the surrender of each such Certificate, the Paying Agent shall pay, as promptly as practicable, to the holder of such Certificate an aggregate amount equal to (i) the Applicable Closing Per Share Merger Consideration, multiplied by (ii) the number of Company Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. In accordance with the Paying Agent Agreement, upon the surrender of each such Warrant, the Paying Agent shall pay, as promptly as practicable, to the holder of such Warrant an aggregate amount equal to (i) the Warrant Per Share Merger Consideration, multiplied by (ii) the number of Company Shares formerly represented by such Warrant, in consideration therefor, and such Warrant shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Company Stock held by the Company or held in the treasury of the Company) and each such Warrant shall represent solely the right to receive the Applicable Closing Per Share Merger Consideration, Per Share Escrow Consideration or Warrant Per Share Merger Consideration, as applicable, multiplied by the number of shares of Company Stock represented thereby. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Applicable Closing Per Share Merger Consideration, Per Share Escrow Consideration or Warrant Per Share Merger Consideration, as applicable (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Company Stock, or Warrant formerly exercisable for shares of Company Stock, as applicable, surrendered thereof is registered, it shall be a condition to such right to receive payment of such Applicable Closing Per Share Merger Consideration, Per Share Escrow Consideration or Warrant Per Share Merger Consideration, as applicable, that the Certificate or Warrant so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent the transfer or other similar taxes required by reason of payment of the Applicable Closing Per Share Merger Consideration, Per Share Escrow Consideration or Warrant Per Share Merger Consideration, as applicable, to a Person other than the registered holder of the Certificate or Warrant so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

(iii) In the event that any Certificate or Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and delivering an indemnity agreement by the Person claiming such Certificate or Warrant to be lost, stolen or destroyed, in such substance and form as the Surviving Corporation may reasonably direct, to the Parent and the Paying Agent with respect to such Certificate or Warrant, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate or Warrant the portion of the Applicable Closing Per Share Merger Consideration, the Per Share Escrow Consideration or Warrant Per Share Merger Consideration, as applicable, with respect to such Certificate to which such Person is entitled pursuant to this Article 3.

(b) Payment of Remainder of Merger Consideration. Any remaining amount of the Merger Consideration to be paid to Common Shareholders and Vested Option Holders after the Effective Time shall be paid out of the Escrow Funds in accordance with the terms and conditions of the Escrow Agreement.

(c) Stock Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Company Stock, or Warrants formerly exercisable for shares of Company Stock, are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the Merger Consideration relating to each such share or Warrant, as provided in this Article 3.

(d) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by Shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have exercised dissenters’ rights or rights of appraisal for such shares of Company Stock in accordance with the GCL and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration, but the holders thereof shall only be entitled to such rights as are granted by the GCL. All Dissenting Shares held by Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive the Merger Consideration to be paid with respect thereto, without any interest thereon, upon surrender, in the manner provided in Sections 3.3(a) and (b), of the Certificates that formerly evidenced such shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Company Shares, withdrawals of such demands, and any other instruments served pursuant to the GCL received by the Company, and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the GCL. The Company may participate in such negotiations or proceedings but shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

(e) Certificates and Warrants. In the event this Agreement is terminated without the occurrence of the Effective Time, the Parent shall, or shall cause the Paying Agent to, return promptly, but, in any event, within three (3) Business Days after such termination, any Certificates or Warrants theretofore submitted or delivered to the Paying Agent, without charge to the Person who submitted such Certificate or Warrant.

(f) Escheatment of Funds. None of the Parties nor any other Person shall be liable to any former Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates or Warrants and unclaimed two years after the Effective Date shall be returned to the Parent, after which time any holder of unsurrendered Certificates or Warrants shall look as a general creditor only to the Parent for payment of the funds to which the holder of unsurrendered Certificates or Warrants may be due, subject to applicable Laws. Any such amounts remaining unclaimed by any Shareholder or Warrant Holder immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by applicable Laws, become the property of the Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.4 Purchase Price Adjustment.

(a) Determination of Adjustment Amount. The parties hereto have agreed that the Purchase Price was determined based on the assumption that the Closing Date

Net Cash of the Company would be not less than a deficit of Five Hundred Thousand Dollars (-$500,000) and that all Transaction Related Expenses would be paid from the Purchase Price. The Purchase Price shall be adjusted on a dollar-for-dollar basis (the “Post-Closing Adjustment”) to the extent that (i) the Closing Date Net Cash is less (i.e. a larger deficit) than a deficit of Five Hundred Thousand Dollars (-$500,000) and (ii) any Transaction Related Expenses were not included in the Payoff Amount.

(b) Estimated Closing Date Net Cash Statement. At least two (2), but not more than five (5) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent a statement (setting out in specific detail each of the items comprising such calculation), setting forth the Company’s good faith estimate of the Closing Date Net Cash (the “Estimated Closing Date Net Cash Statement”) to be delivered in a form satisfactory to Parent. Upon receipt of the Estimated Closing Date Net Cash Statement, Parent shall be given reasonable access to all of the Company’s books and records relating to such statement.

(c) Preparation and Review of Closing Date Net Cash Statement. As promptly as practicable, but not later than thirty (30) days after the Closing Date, the Company shall cause to be prepared and delivered to Parent: (i) reconciled bank statements indicating the cash balances of the Company and its Subsidiaries as of immediately prior to the Closing excluding all proceeds from the exercise of any options; (ii) a statement of Indebtedness of the Company and its Subsidiaries on a consolidated basis as of immediately prior to the Closing; and (iii) invoices for all paid and unpaid Transaction Related Expenses (collectively, the “Closing Date Net Cash Statement”). The Indebtedness of the Company and its Subsidiaries on a consolidated basis as of immediately prior to Closing shall be subtracted from the cash balance shown in the Company’s reconciled bank statements as of the Closing Date to determine the Closing Date Net Cash of the Company, subject to the review process provided below in the further provisions of this Section 3.4.

(d) Within thirty (30) days of the receipt of the Company’s calculation of the Closing Date Net Cash and the Post-Closing Adjustment, if any (the “Review Period”), Parent shall propose to the Shareholders’ Representative such adjustments (if any) therein as shall in Parent’s judgment be required. Unless Parent notifies the Shareholders’ Representative in writing within such Review Period of an objection to the Company’s calculation of the Closing Date Net Cash and the Post-Closing Adjustment, if any, specifying in reasonable detail the basis for such objection, the Company’s calculation of the Closing Date Net Cash and the Post-Closing Adjustment, if any, shall be binding on the parties hereto. Any portion or amount of the Post-Closing Adjustment that is not so disputed shall be paid within five (5) Business Days after the termination of the Review Period by the Escrow Agent, on behalf of Parent, to the Shareholders, or by the Escrow Agent, on behalf of the Shareholders, jointly and severally, to the Parent, as applicable pursuant to this Section 3.4.

(e) Dispute Resolution. Any dispute concerning any portion or amount of the Post-Closing Adjustment which cannot be resolved by the Shareholders’ Representative and Parent within fifteen (15) days of the Shareholders’ Representative’s receipt of

Parent’s written objection will be submitted no later than fifteen (15) days after the termination of the Review Period for determination to Mohler, Nixon & Williams (the “Arbiter”) for resolution of the disputed items and determination of the Closing Date Net Cash and Post-Closing Adjustment. Prior to referring the matter to the Arbiter, the parties shall agree on the procedures to be followed by the Arbiter, including procedures with regard to the presentation of evidence. If the parties are unable to agree upon procedures within the time prescribed for referral of the dispute to the Arbiter, the Arbiter shall establish such procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may, but need not, be those proposed by either Parent or the Shareholders’ Representative. Parent, Shareholders’ Representative and their respective representatives will each furnish to the Arbiter such work papers, schedules and other documents relating to the unresolved disputed issues as the Arbiter may request. The Arbiter shall be directed to render a written report on the unresolved disputed issues with respect to the Closing Date Net Cash and Post-Closing Adjustment as promptly as practicable, and to resolve only those issues in dispute. The determination by the Arbiter shall be based solely on presentations by Parent, on the one hand, and the Shareholders’ Representative, on the other hand, and shall not involve independent review. Any determination by the Arbiter shall not be outside the range defined by the respective amounts of the Closing Date Net Cash and the Post-Closing Adjustment proposed by the Company and Parent’s proposed adjustments thereto, and such determination shall be final and binding upon the parties. Each of Parent on the one hand, and the Shareholders, on the other hand, shall bear that percentage of the fees and expenses of the Arbiter equal to the proportion of the dollar value of the unresolved disputed issues determined in favor of the other party. Fees and expenses of the Arbiter, if any, on behalf of the Shareholders shall be paid by the Representative.

(f) If the Closing Date Net Cash as finally determined pursuant to this Section 3.4 as compared to the amount calculated in the Estimated Closing Date Net Cash Statement indicates (i) an additional reduction in the Purchase Price is required from that made pursuant to Section 3.2(c), then the difference shall be paid from the Escrow Funds to Parent, or (ii) a lesser reduction in the Purchase Price is required from that made pursuant to Section 3.2(c), then Parent shall deposit in the Escrow Funds the amount necessary to reflect the excess reduction previously effected under Section 3.2(c). In addition, any Transaction Related Expenses finally determined not to have been included in the Payoff Amount shall be paid to Parent from the Escrow Funds.

(g) Payment of Post-Closing Adjustment. Within five (5) Business Days following the termination of the Review Period, if no written objection to the Company’s calculation of the Closing Date Net Cash and the Post-Closing Adjustment, if any, has been delivered by Parent, the acceptance by the Shareholders’ Representative of Parent’s proposed adjustments thereto, or resolution by the Arbiter of any Post-Closing Adjustment disputes pursuant to subsection (e) above, the payments set forth in subsection (f) above shall be made in accordance with the terms and conditions of the Escrow Agreement.

Section 3.5 Treatment of Options.

(a) Each of Parent and the Company shall take all necessary action to ensure that, as of the Effective Time, the Company Option Plan and all unvested Company Options (as defined below) issued thereunder are assumed by Parent. Each option to purchase Company Shares (each, a “Company Option”) that is outstanding and unexercised pursuant to the Company Option Plan in effect on the date hereof and which is unvested immediately prior to the Effective Time shall become and represent an option to purchase (a “Replacement Stock Option”) a number of shares of Parent common stock (the “Parent Shares”) equal to the number of Company Shares covered by such Company Option, divided by a ratio (the “Ratio”) equal to (i) the average closing price of the Parent’s common stock, based upon the closing price for each of the twenty (20) trading days up to and including the trading day ending two (2) days prior to the Closing Date divided by (ii) the Common Per Share Merger Consideration and with an exercise price per Parent Share equal to the exercise price for such Company Option multiplied by the Ratio. It is the intent of the Parties that (A) the Replacement Stock Options shall qualify following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent that the related Company Options qualified as incentive stock options immediately prior to the Effective Time, and (B) each Replacement Stock Option will have an economic value equivalent to the Company Option it replaces, such that each Replacement Stock Option will not be subject to Section 409A of the Code, and (C) the provisions of this Section 3.5 shall be applied consistent with the foregoing intents. After the Effective Time, except as provided above in this Section 3.5, each Replacement Stock Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Option immediately prior to the Effective Time but only with accelerated vesting as a result of Termination After Change in Control (as such term is defined in the Company Option which such Replacement Stock Option replaces). The Company agrees that, after the date of this Agreement, it will not grant any stock appreciation rights or stock options and will not permit cash payments to holders of Company Options in lieu of the substitution therefor of Replacement Stock Options, as described in this Section 3.5. Parent will reserve a sufficient number of Parent Shares for issuance under this Section 3.5.

(b) Parent shall use its commercially reasonable efforts to file with the Securities and Exchange Commission no later than the Effective Time a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended, with respect to Parent Shares subject to Replacement Stock Options issued pursuant to this Section 3.5, and shall use its commercially reasonable efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or “blue sky” laws, for so long as such options remain outstanding.

(c) The Company shall take such actions as are necessary to ensure that, and shall obtain and deliver to Parent on or prior to the Closing an irrevocable written agreement, in form and substance reasonably acceptable to Parent (an “Option Cancellation Agreement”), from each Vested Option Holder providing that, as of the Effective Time, each Vested Company Option, by virtue of the Merger and without any further action on the part of Parent or Merger Sub, the Company or the holder of such Vested Company Option, shall be converted automatically into the right to receive, in lieu of the Company Shares otherwise acquirable and receivable upon the exercise of such Vested Company Option immediately prior to the Effective Time, an aggregate amount in cash, without interest, equal to the Vested Option Merger Consideration, subject to withholding Taxes payable in part at Closing and in part from the Escrow Funds. From and after the Effective Time, the Vested Company Options, as so converted in accordance with this Section 3.5(c), shall represent solely the right to receive the Vested Option Merger Consideration in accordance with Section 3.3 hereof, and shall not be exercisable for the purchase of Company Shares or any Parent Shares.

Section 3.6 Treatment of Warrants. The Company shall take such actions as are necessary to ensure that, and shall obtain and deliver to Parent on or prior to the Closing an irrevocable written agreement, in form and substance reasonably acceptable to Parent, from each Warrant Holder providing that, as of the Effective Time, each Warrant, by virtue of the Merger and without any further action on the part of Parent or Merger Sub, the Company or the holder of such Warrant, shall be converted automatically into the right to receive, in lieu of the Company Shares otherwise acquirable and receivable upon the exercise of such Warrant immediately prior to the Effective Time, an aggregate amount in cash, without interest, equal to the Warrant Merger Consideration. From and after the Effective Time, the Warrants, as so converted in accordance with this Section 3.6, shall represent solely the right to receive the Warrant Merger Consideration in accordance with Section 3.3 hereof, and shall not be exercisable for the purchase of Company Shares or any Parent Shares.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, as the case may be. Each of the Company and the Subsidiaries thereof has full power and authority to carry on the Business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. Each of the Company and the Subsidiaries thereof is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would reasonably be expected to have a Material Adverse Effect, which jurisdictions are listed opposite such company’s name on Schedule 4.1. The Company has no Subsidiaries other than those set forth on Schedule 4.1. Other than as set forth on Schedule 4.1, the Company owns beneficially and of record 100% of the outstanding capital stock of each Subsidiary thereof set forth thereon, free and clear of all Liens. The name of each director and officer of the Company and each Subsidiary thereof is set forth opposite the position held by same, on Schedule 4.1.

Section 4.2 Authorization. Each of the Company and the Shareholders’ Representative has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it or he is a party, to perform its or his obligations under this Agreement and the Transaction Documents to which it or he is a party, and to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it or he is a party. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (other than in the case of the Merger, obtaining the Shareholders’ Approval prior to the Closing). The Board has unanimously (i) approved this Agreement, the Transaction Documents, and the Merger, (ii) determined that in its opinion this Agreement and the Transaction Documents and transactions contemplated hereby and thereby, including the Merger, are in the best interests of the Shareholders and are on terms that are fair to the Shareholders, and (iii) recommended that the Shareholders approve this Agreement, the Transaction Documents and the Merger and directed that this Agreement be submitted to the Shareholders of the Company for approval (the “Board Recommendation”). The affirmative votes or written consent of the (i) holders of a majority in interest of all of the outstanding shares of Series A-1 Stock and Series B-1 Stock, voting together as a class, (ii) holders of a majority of all of the outstanding shares of Common Stock and Preferred Stock, voting on an as-if-converted basis and (iii) holders of a majority of all the outstanding shares of Common Stock, to adopt this Agreement are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the Transaction Documents to which the Company is or is to be a party (together, the “Shareholders’ Approval”). If the Closing occurs, the Shareholders’ Approval will have been duly obtained. This Agreement has been duly executed and delivered by each of the Company and the Shareholders’ Representative, and the Transaction Documents to which it or he is a party have been (or when executed and delivered by them after the date hereof will have been), duly executed and delivered by each of the Company and the Shareholders’ Representative and, assuming the due authorization, execution and delivery in each case by the other Persons hereto and thereto, will constitute, upon such execution and delivery, legal, valid and binding obligations of the Company and the Shareholders’ Representative, enforceable in accordance with their terms and conditions except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). The Shareholders’ Representative, effective upon the Closing, will have been duly authorized to act for and on behalf of the Shareholders in all matters as provided in Section 11.1 hereto.

Section 4.3 No Conflicts. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement and the Transaction Documents by the Company nor the performance by the Company of the transactions contemplated hereby or thereby will:

(a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of the Company or any Subsidiary thereof;

(b) violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(c) constitute (with or without notice or lapse of time or both) a default under or otherwise violate any Permit listed or required to be listed on Schedule 4.16(a) or Contract listed or required to be listed on Schedule 4.8(a);

(d) constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract listed or required to be listed on Schedule 4.8(a);

(e) result in the creation or imposition of any Lien upon the Shares, the assets of the Company or any Subsidiary thereof; or

(f) require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

Section 4.4 Capitalization. Schedule 4.4 sets forth (i) the entire authorized capital stock and the total number of issued and outstanding shares of capital stock of each of the Company and any Subsidiary thereof, (ii) any preemptive rights, rights of first refusal or other voting, purchase or sale rights in or to such shares of capital stock, and (iii) any options, warrants or other securities convertible or exchangeable into such shares of capital stock, including the names of the holders thereof, and the respective exercise price and amounts of vested and unvested securities as of the date hereof and the vesting dates for any unvested securities, if any, applicable thereto. All of the outstanding shares of capital stock of the Company and any Subsidiary thereof have been validly issued and are fully paid and non-assessable. No shares of capital stock of the Company or any Subsidiary are subject to, nor have been issued in violation of preemptive or similar rights. Except as set forth on Schedule 4.4, neither the Company nor any Subsidiary thereof has any outstanding stock other than the Company Shares, or other securities convertible into or exchangeable for shares of its capital stock or containing profit participation features, and neither the Company nor any Subsidiary thereof has any outstanding options, warrants or rights to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for capital stock. Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All issuances, sales and repurchases by the Company and any Subsidiary thereof of its respective capital stock have been effected in compliance with all applicable laws, including, without limitation, applicable federal and state securities laws.

Section 4.5 Financial Statements. Schedule 4.5 contains the following financial statements of the Company (collectively, the “Financial Statements”):

(a) The audited consolidated balance sheet of the Company as of December 31, 2003, 2004 and 2005, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the year then ended together with a true and correct copy of the report on such audited information for 2003 and 2004 by PricewaterhouseCoopers, LLP, and for 2005 by Mohler, Nixon & Williams, and all letters from such accountants with respect to the results of such audits;

(b) The unaudited consolidated balance sheet of the Company as of September 30, 2006 (the “Latest Balance Sheet Date”), and the unaudited related consolidated statements of income, shareholders’ equity and cash flows for the portion of the Company’s fiscal year then ended (collectively, the “Interim Financial Statements”).

The Financial Statements are consistent with the Books and Records (which, in turn, accurately and fairly reflect in all material respects all the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by, the Company and its Subsidiaries) and fairly present the financial condition, assets and liabilities of the Company, taken as a whole, as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP, except that the Interim Financial Statements lack the footnote disclosure and are subject to normal year end adjustments otherwise required by GAAP, which will not be material individually or in the aggregate. Since December 31, 2005 there has been no change in the Company’s reserve on accrual amounts or policies. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

Section 4.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.6, none of the Company nor any Subsidiary thereof has any Liabilities, whether due or to become due, arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the date hereof, or any state of facts or condition existing on or prior to the date hereof (regardless of when such liability or obligation is asserted), including, without limitation, Liabilities on account of Taxes or Employee Benefit Plans, or in respect thereof, except as reflected and accrued for or reserved against in, the Interim Financial Statements or incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statement (none of which is a Liability for breach of contract, breach of warranty, product liability, tort or infringement, or a claim or lawsuit, or an environmental liability). If the Closing Date Net Cash were determined as of December 31, 2006, such amount would be equal to negative Five Hundred Sixty Thousand Seven Hundred Sixty dollars (-$560,760).

Section 4.7 Tangible Personal Property.

(a) Title. The Company or a Subsidiary thereof is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all tangible personal property (including, without limitation, all fixtures, leasehold improvements, equipment (including computer hardware and communications equipment), whether or not such equipment constitutes a fixture under applicable Law, machinery, tools and tooling, parts, office, operating and other supplies, vehicles (whether or not registered under motor vehicle registration laws), fuel, furniture, and other tangible personal property of the Company or any Subsidiary thereof) used in the conduct of the Business by the Company and the Subsidiaries thereof as presently conducted, including all tangible personal property reflected on the balance sheet included in the Interim Financial Statements and tangible person property acquired since the Latest Balance Sheet Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens. Other than as set forth on Schedule 4.7(a), no Person other than the Company and its Subsidiaries owns or has any right to the use or possession of such tangible personal property other than lessors and licensors of such tangible personal property which constitute leasehold interests or licenses.

(b) Inventories. The Inventory is in good and useable condition and consists of items of a quality and quantity historically useable or saleable in the ordinary course of business, except for obsolete, damaged, below-standard quality, slow-moving or otherwise unusable materials, all of which have been sufficiently written off, written down to net realizable value or otherwise reserved for in the balance sheet included in the Interim Financial Statements. Except as set forth on Schedule 4.7(b), all items included in the Inventory are the property of the Company or its Subsidiaries free and clear of any Liens, except for Permitted Liens, and none of such items are pledged as collateral or held by the Company or its Subsidiaries on consignment from others. None of the Company nor its Subsidiaries is committed to purchase inventory in amounts greater than are reasonably expected to be usable or saleable in the ordinary course of business as presently conducted by the Company and its Subsidiaries. With respect to inventory in the hands of suppliers for which the Company or its Subsidiaries will be committed on or as of the Closing Date, such inventory on the Closing Date will be reasonably expected to be usable or saleable in the ordinary course of business as presently being conducted by the Company and its Subsidiaries. All items included in the Inventory conform in all material respects to all standards applicable to such inventory for its use, sale or lease imposed by any applicable Law. Except as set forth on Schedule 4.7(b) and Inventory that may be in transit, all of the Inventory is located on premises owned or leased by the Company.

(c) Condition. Except as set forth on Schedule 4.7(c), all of the assets of the Company and its Subsidiaries are in good condition and repair consistent with industry standards, and are useable in the ordinary course of business. Schedule 4.7(c) includes all of the fixed assets of each of the Company and its Subsidiaries, and each item of tangible personal property owned by the Company and its Subsidiaries, other than inventory and supplies (whether finished goods, work-in-process or raw materials), having a net book value of less than $100,000 individually, and the location thereof. Schedule 4.7(c) lists all leases of tangible personal property to which any of the Company or its Subsidiaries is a party or is bound providing for lease payments in excess of $100,000 in the aggregate, and the lessee and location of such leased tangible personal property.

Section 4.8 Contracts.

(a) Schedule 4.8(a) is a correct and complete list, and the Company has delivered to Parent or Parent’s authorized representatives true and complete copies of all Contracts described in clauses (i) through (xviii) below:

(i) each Contract that involves executory performance of services or delivery of goods or materials by or to the Company or a Subsidiary of an amount or value in excess of $100,000 and which is not terminable by the Company or a Subsidiary, as applicable, on thirty (30) days’ (or less) prior notice without liability;

(ii) each Contract relating to Indebtedness of the Company or a Subsidiary or creating any Lien on the assets of the Company or any of its Subsidiaries;

(iii) each Contract not in the ordinary course of business involving expenditures or receipts of the Company or a Subsidiary in excess of $100,000;

(iv) each lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (other than leases of personal property with remaining obligations of less than $100,000) to which either the Company or a Subsidiary is a party;

(v) each Contract with a current or, if the Company or any of its Subsidiaries has any remaining obligations thereto, a former employee, officer, director or manager of the Company or any Subsidiary, and Contracts with any labor union or other employee representative of a group of employees relating to wages, hours or other conditions of employment other than Contracts (A) that are offer letters provided in ordinary course to such individuals in forms delivered to Parent or (B) that relate solely to the issuance of Company Shares or Company securities issued under the Company Option Plan in forms delivered to Parent;

(vi) each Contract providing for the Company or a Subsidiary to indemnify, defend or hold harmless any Person or make contribution upon the finding of liability on the part of any Person for Intellectual Property infringement due to such Person’s use of a Company product or service;

(vii) each Contract with a consultant or other independent contractor to which either the Company or a Subsidiary is a party under which the Company made any payments since January 1, 2005;

(viii) each Contract of which the Company has knowledge to which any employee, consultant or contractor of the Company or a Subsidiary is bound that in any manner purports to (A) restrict such employee’s, consultant’s or contractor’s freedom to engage in any line of business or activity or to compete with any other Person, or (B) assign to any other Person such employee’s, consultant’s or contractor’s rights to any Intellectual Property;

(ix) each Contract pursuant to which the Company or a Subsidiary licenses Intellectual Property from another Person (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software);

(x) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company or a Subsidiary with any other Person;

(xi) each Contract containing covenants that in any way purport to restrict the Company’s or a Subsidiary’s business activity or limit the freedom of the Company or a Subsidiary to engage in any line of business or to compete with any Person;

(xii) each “requirements” Contract to which either the Company or a Subsidiary is a party;

(xiii) each Contract with any dealer, distributor, reseller, manufacturer’s representative, sales agent and sales representative to which the Company or a Subsidiary is a party, in each case identifying what exclusive rights, if any, such Contract contains with respect to territories or products, (A) under which any such Person made any sales since January 1, 2005, and (B) under which no sales have been made since January 1, 2005 (but in each case excluding any license agreements set forth in Schedule 4.8(a)(ix) to or from the Company or a Subsidiary);

(xiv) each power of attorney relating to the Company or a Subsidiary that is currently effective and outstanding;

(xv) each Contract containing a written performance warranty for the Company’s products or services that is materially different from the Company’s standard warranties for such products or services;

(xvi) each Contract relating to the acquisition or disposition of any business, line of business, real property or operations (whether by merger, sale of membership interests, sale of assets or otherwise);

(xvii) each Contract providing for the indemnification or holding harmless of any director, officer or employee; and

(xviii) any other Contract of the Company or a Subsidiary (A) involving since January 1, 2005 obligations or benefits in excess of $100,000 or (B) which is otherwise material to the Business.

Excluding purchase orders or sales of inventory in the ordinary course of business on customary terms valued at less than $100,000 in the aggregate, all material terms and provisions of each oral Contract of the Company or any Subsidiary thereof are described on Schedule 4.8(a). Except as set forth on Schedule 4.8(b), neither the Company nor any Subsidiary thereof is in material default of, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material default by the Company or any Subsidiary thereof, under any Contract, and, to the knowledge of the Company, no event has occurred which with the giving of notice or the passage of time or both would constitute a material default by any other party to any such Contract. Each of the Contracts of the Company and its Subsidiaries is in full force and effect, is valid and enforceable in accordance with its terms, and, to the knowledge of the Company, is not subject to any claims, charges, set-offs or defenses. Except as set forth on Schedule 4.3, all of the Contracts of the Company and its Subsidiaries listed or required to be listed on Schedule 4.8(a) will continue in full force and effect without any change or modification after the consummation of the transactions contemplated by this Agreement, without the necessity of obtaining any consent, approval, novation or waiver of any third party. Neither the Company nor any Subsidiary thereof is a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other such Contracts, materially adverse or unduly burdensome to the Business, Real Property, Intellectual Property, Tangible Personal Property, or the condition (financial or otherwise), assets, operations, operating results, prospects, employees or customer relations of the Company or any Subsidiary thereof. Except as set forth on Schedule 4.8(c), neither the Company nor any of its Subsidiaries is a party to, or bound by the provisions of, any Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) that remains executory in whole or in part with any Federal, state, local or foreign Governmental Authority or governmental body. Except as set forth on Schedule 4.8(e), no Contract of the Company or any of its Subsidiaries is required to be treated as a capital lease by GAAP. Except as set forth on Schedule 4.8(f), there are no pending renegotiations of any of the Contracts listed or required to be listed on Schedule 4.8(a) and all new Contracts which are being actively negotiated and which would be required to be listed on Schedule 4.8(a) are so listed on Schedule 4.8(f) and indicated as “pending.”

Section 4.9 Real Property.

(a) The Company and its Subsidiaries do not own any real property.

(b) Schedule 4.9(b) lists all real property used or held for use by the Company or any Subsidiary thereof which is leased by the Company or any Subsidiary thereof from third parties (the “Real Property”). Each of the Company and the Subsidiaries thereof is the sole legal and equitable owner of the leasehold interest it holds in the Real Property and possesses a valid leasehold interest thereto, free and clear of all Liens (other than Permitted Liens) that could impair the ability of the Company or a Subsidiary thereof to realize the benefits of the rights provided to it under lease, and the right to quiet enjoyment of such Real Property. Accurate and complete copies of all existing lease agreements with respect to the Real Property have heretofore been delivered to the Parent. Neither the Company nor any Subsidiary thereof has exercised any option to purchase any parcel of Real Property. The Real Property constitutes the only real property used or occupied by the Company or any Subsidiary thereof in the conduct of the Business. Except for the leases described on Schedule 4.9(b) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of the Real Property. To the knowledge of the Company and other than as set forth on Schedule 4.9(b), there are no parties (other than the Company or any Subsidiary thereof) in possession of any parcel of the Real Property and the Company and its Subsidiaries thereof enjoy peaceful and undisturbed possession of the Real Property, subject to the terms and conditions of the leases set forth on Schedule 4.9(b) in the case of the Real Property. Other than as set forth on Schedule 4.9(b), all facilities located on each parcel of the Real Property are supplied with utilities and other services necessary for the operation of such facilities in the ordinary course of business of the Company and any Subsidiary thereof, including gas, electricity, water and telephone, all of which services are adequate for the operation of the Business as presently conducted in accordance with all applicable Laws.

Section 4.10 Litigation. Except as set forth in Schedule 4.10, there is no suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary thereof (or pending or, to the knowledge of the Company, threatened against any of the current or former officers, directors or employees of the Company or any Subsidiary thereof with respect to their service as an officer, director or employee of the Company or any Subsidiary thereof) before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, to the knowledge of the Company, is there any reasonable basis for any such action, proceeding or investigation. Except as set forth in Schedule 4.10, none of the Company nor any Subsidiary thereof (a) is subject to any judgment, order or decree of any court or governmental agency; (b) is engaged in any legal action to recover monies due it or for damages sustained by it, or (c) has received any opinion or memorandum or legal advice from counsel to the effect that any of them is exposed, from a legal standpoint, to any Liability which may have a Material Adverse Effect. Schedule 4.10 also sets forth a complete and correct list and description of all resolved claims, suits, actions, proceedings and investigations made, filed or otherwise initiated in connection with the Company which have been resolved in the past two (2) years and the resolution thereof. Prior to the execution of this Agreement, the Company has made available to Parent all responses of counsel for the Company or any Subsidiary thereof to auditors’ requests for information delivered in connection with the Audited Financial Statements (together with any updates provided by such counsel) regarding any suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or threatened against, relating to or affecting the Company or its Subsidiaries.

Section 4.11 Compliance with Applicable Laws. Except as set forth on Schedule 4.11, in the past two (2) years, (i) the Company and its Subsidiaries have not been in material violation of any Law in connection with the conduct, ownership, use, occupancy or operation of the Business, its assets or the Real Property, including, without limitation, regarding any alleged failure to possess any license, Permit, authorization or other approval, (ii) the Company or any Subsidiary thereof has not received notice of any such violation, and (iii) to the knowledge of the Company, no facts or circumstances exist which would reasonably be expected to cause the Company or any Subsidiary thereof to be in any such violation in the future.

Section 4.12 Intellectual Property.

(a) Schedule 4.12(a) contains a list of the following non-patent Intellectual Property:

(i) All registered and material unregistered Marks, Copyrights, Mask Works, and Domain Name Rights (“Non-Patent IP”) owned by the Company and all Subsidiaries thereof, showing with respect to each the registration numbers of any state, federal, or foreign registration of any such registered Non-Patent IP;

(ii) all Non-Patent IP used by the Company and all Subsidiaries thereof under license (copies of which agreements relating thereto have been delivered to Parent prior to the date hereof); and

(iii) all Non-Patent IP used by any other Person under license from the Company and/or any Subsidiary thereof (copies of which agreements relating thereto have been delivered to Parent prior to the date hereof).

(b) Schedule 4.12(b) contains a list, along with applicable descriptions required herein, of the following:

(i) all Patents owned by the Company and all Subsidiaries thereof;

(ii) all Patents licensed to the Company and all Subsidiaries thereof, or in which the Company or Subsidiary thereof holds any other non-ownership right or interest; and

(iii) all agreements whereby the Company or any Subsidiary thereof has granted an ownership interest in, or licensed to, any other Person any Patent IP.

(c) Schedule 4.12(c) sets forth a list, along with applicable descriptions required herein, of all Software (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software) which the Company and/or any Subsidiary thereof owns, in whole or in part, or which are used or held for use in the conduct of the Business.

(d) The foregoing Intellectual Property referenced in Sections 4.12(a) through (c) is referred to herein as the “Material Intellectual Property”.

(e) Except as set forth on Schedule 4.12(e): (i) the Company and/or the Subsidiaries thereof owns the entire right, title and interest in, or possesses valid IP Licenses or other rights to, the Material Intellectual Property and/or the Intellectual Property owned or used by the Company and any Subsidiaries thereof (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software), free and clear of all Liens, and all such Material Intellectual Property and Intellectual Property owned or used by the Company and any Subsidiaries thereof is subsisting, valid and enforceable; (ii) no claim challenging, contesting, seeking to cancel or oppose the validity, enforceability, use or ownership of any Intellectual Property owned or used by the Company or any Subsidiaries (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software) thereof has been made, is currently pending or has been Threatened, and to the knowledge of Company and/or any Subsidiaries thereof, there is no reasonable basis for any such claim; (iii) there are no violations, infringements or misappropriations by any Person of any of the Material Intellectual Property or any Intellectual Property owned or used by the Company or any Subsidiaries thereof (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software), and no such claims have been asserted or threatened against any Person by the Company or any Subsidiaries thereof in the past two (2) years; (iv) the conduct of the Business (including the products and services of the Company and the Subsidiaries thereof) as currently conducted does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property; there is no pending or, to the knowledge of Company and/or any Subsidiaries thereof, Threatened Proceeding to which the Company or any Subsidiaries thereof are a party claiming that the Company or any Subsidiaries thereof has infringed any Intellectual Property of any Person; and there has been no such claim asserted or threatened in the past two (2) years against the Company or any Subsidiaries thereof or any other Person; (v) there are no written consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or any Subsidiaries thereof are a party (or is otherwise bound), that will materially (A) restrict the rights of the Company or any Subsidiary thereof to use, transfer, license or enforce any Material Intellectual Property or any Intellectual Property of the Company or any Subsidiaries thereof, or (B) restrict the conduct of the Business in order to accommodate another Person’s Intellectual Property; (vi) the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning the Material Intellectual Property or any Intellectual Property owned or used by the Company or any Subsidiaries thereof (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software); and (vii) the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company or any Subsidiary thereof to own, use, or hold for use any of the Material Intellectual Property or any Intellectual Property owned or used by the Company or any Subsidiaries thereof (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software) as owned, used, or held for use in the conduct of the business as currently conducted. Neither this Agreement nor the transactions contemplated by this Agreement, will result in the Company or any Subsidiary thereof: (viii) granting to any Person any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ix) being bound by, or subject to, any incremental non-compete or other incremental restriction on the operation or scope of their respective business, or (x) being obligated to pay incremental royalties or other amounts, or offer any incremental discounts, to any Person. As used in this Section 4.12(e), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

(f) Except as set forth in Schedule 4.12(f), no Intellectual Property used by the Company or any Subsidiaries thereof in the operation of the Business as currently conducted (i) is, (ii) contains (whether in their source code, object code, or executable form), (iii) is derived from (in whole or in part), (iv) is distributed in connection with, (v) requires for use or operation, (vi) links to, or (vii) is otherwise intended for use with, Publicly Available Software. As to any Publicly Available Software disclosed or required to be disclosed in Schedule 4.12(f), the Company’s use and distribution of such Publicly Available Software (i) do not violate or breach, or cause a violation or breach of, the terms and conditions of the Licenses under which such Publicly Available Software is licensed to the Company and (ii) does not require that the Company disclose, distribute, transfer or license the Software owned by the Company, or the source code of such Company owned Software, to another Person.

(g) Except as set forth in Schedule 4.12(g), neither the Company nor any Subsidiary thereof have participated, directly or indirectly, in or with writing, preparing, amending, revising, sponsoring, organizing, promulgating, setting or approving of any specifications, standards, requirements or guidelines relating to any portion of the Business, Material Intellectual Property, any Intellectual Property of the Company or any Subsidiaries thereof, or products and/or services offered by the Company and/or any Subsidiaries thereof; and neither the Company nor any Subsidiaries thereof is, or has been, in violation of any Law in connection with writing, preparing, amending, revising, sponsoring, organizing, promulgating, setting or approving of any specifications, standards, requirements or guidelines relating to any portion of the Business, Material Intellectual Property, any Intellectual Property of the Company or any Subsidiaries thereof, or products and/or services offered by the Company and/or any Subsidiaries thereof.

(h) Except as set forth in Schedule 4.12(h), all Mask Works, Marketing Materials, Software (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software), and Design Documentation which the Company and/or any Subsidiary thereof owns, in whole or in part, or which are used or held for use in the conduct of the Business was created, developed, programmed and authored by employees of the Company or any Subsidiary thereof within the scope of their employment or by consultants that assigned in a written agreement all of the Consultants’ Intellectual Property in such Software to the Company or any Subsidiary thereof.

(i) Each employee of the Company and each Subsidiary thereof have executed and delivered to the Company or a Subsidiary thereof a written agreement to maintain the confidentiality of the Company’s and its Subsidiaries’ trade secrets and confidential information and to assign all Intellectual Property of such employee to the Company or a Subsidiary thereof, each such written agreement being in a form substantially the same as the Employee Inventions and Proprietary Rights Assignment Agreement attached hereto at Schedule 4.12(i).

(j) Except as set forth in Schedule 4.12(j), the Company or a Subsidiary thereof is in actual and sole possession of the source code and confidential Design

Documentation for all Software (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software) and all Mask Works which the Company and/or any Subsidiary thereof owns, in whole or in part, or which are used or held for use in the conduct of the Business.

(k) Except as set forth in Schedule 4.12(k), neither the Company nor any Subsidiary thereof has entered into any agreement under which the Company or any Subsidiary thereof is restricted from selling, licensing, or otherwise distributing any products or services or use of the Intellectual Property owned or used by the Company or any Subsidiary thereof to any class or type of customers, in any geographic area or during any period of time.

(l) Except as set forth in Schedule 4.12(l), no Person other than the Company or a Subsidiary thereof has any right, title or interest in any Software (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software) owned or used by the Company and/or any Subsidiaries thereof, including, without limitation, the right to make, import, use, copy (except to the extent a customer of Company or a Subsidiary thereof has the right to copy for archival purposes), offer for sale, sell, display, distribute, perform or otherwise exploit such Software and all derivative works thereof, or the right to preclude Company or any Subsidiary thereof from modifying such Software or combining it with other software or hardware.

(m) There are no defects in the Software (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software) owned or used by the Company and/or any Subsidiaries thereof and there are no errors in any the Design Documentation for such Software, which defects or errors would in any material respect affect the use or functioning of such Software and Design Documentation; such Software has all of the features described in the Design Documentation and Marketing Materials; and such Software does not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), any other disabling code or software routine or program, or other software routine or program or hardware components designed to permit unauthorized access, to disable or erase software, hardware or data (except where erasing software or data is expressly provided for in the Design Documents), or to perform any other similar functionality.

(n) The Design Documentation for the Software owned or used by the Company and/or any Subsidiaries thereof (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software) that has come into the possession of the Company or a Subsidiary thereof includes material complete and accurate records of the Company and all Subsidiaries thereof with respect to all material fixes (including fixes in progress), problem lists, maintenance customer complaints and all warranty claims (including any pending claims) related to such Software (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software), and copies of all of the foregoing have been made available to Parent prior to the date hereof.

(o) No government funding or university or college facilities were used in the development of any Intellectual Property owned or used by the Company or any Subsidiaries thereof (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software).

(p) None of the Company’s or any of its Subsidiaries’ respective employees, officers, directors, agents or consultants is in breach of confidentiality restrictions in favor of any Person, the breach of which could subject the Company and/or any of its Subsidiaries to any material liability.

(q) The Company and all of its Subsidiaries take reasonable measures to protect the Intellectual Property owned or used by the Company and the Subsidiaries thereof, including, without limitation, protecting the confidentiality of trade secrets, protecting the source code for all Software (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software) which the Company and/or any Subsidiary thereof owns, in whole or in part, or which are used or held for use in the conduct of the Business, and requiring all Persons having access to any such trade secrets and source code to execute written non-disclosure agreements.

(r) All Software (other than readily available commercial “shrink-wrap” or “off-the-shelf” software having an acquisition price of less than $100,000 in the aggregate for all such related software) owned or used by the Company and/or any Subsidiaries thereof, and all products and services made, offered for sale, sold, licensed or otherwise distributed by the Company and any Subsidiaries thereof contain, include or bear appropriate copyright, patent and trademark notices, including, without limitation, all such notices specified in 35 U.S.C. § 287.

(s) The Company and/or the Subsidiaries thereof have sufficient rights to the Intellectual Property of the Company, any Subsidiaries thereof, and any other Person to permit them to operate the Business from and after the Effective Date in substantially the same manner and to substantially the same extent as the Business is currently conducted by the Company and Subsidiaries thereof.

(t) No event has occurred which, with or without notice or lapse of time, would cause or permit the release of any source code of the Company or any Subsidiary thereof from escrow to a Person other than the Company or any of its Subsidiaries.

(u) The Company and G2 Microsystems executed the Amendment attached hereto at Schedule 4.12(u) to the Supply Agreement dated as of October 13, 2005, between the Company and G2 Microsystems.

Section 4.13 Conduct of Business. Except as set forth on Schedule 4.13, since December 31, 2005, the business of the Company and its Subsidiaries has been conducted only in the ordinary course of business consistent with past custom and practice, and none of the Company nor any Subsidiary thereof has incurred any liabilities other than in the ordinary course of business consistent in character and amount with past custom and practice and there has been no Material Adverse Effect, and no event has occurred that could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing and except as set forth on Schedule 4.13, since December 31, 2005, neither the Company nor any Subsidiary has:

(a) sold, assigned or transferred any asset or the Real Property, except for the sale of Inventory in the ordinary course of business, or mortgaged, pledged or subjected any of asset or the Real Property to any Lien (other than Permitted Liens), charge or other restriction;

(b) sold, assigned, transferred, abandoned or permitted to lapse any licenses or Permits, any Intellectual Property or other material intangible assets owned or used by the Company and/or any Subsidiary, or disclosed any proprietary confidential information to any Person (other than pursuant to non-disclosure agreements entered into in the ordinary course and which do not materially restrict the Business), granted any license or sublicense of any rights under or with respect to any Intellectual Property owned or used by the Company and/or any Subsidiary (other than pursuant to non-disclosure agreements entered into in the ordinary course and which do not materially restrict the Business);

(c) made or granted any increase in the compensation of any employee, or amended or terminated any existing employee plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan, or adopted any new Employee Benefit Plan; provided, that this Section 4.13(c) shall relate only to the period since July 15, 2006;

(d) conducted its cash management customs and practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities) and maintained the Books and Records other than in the usual and ordinary course of business consistent with past practice;

(e) made any loans or advances to, or guarantees for the benefit of, any employee, officer, director, shareholder, agent or Affiliates (other than customary advances for business related travel expenses incurred in the ordinary course);

(f) suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(g) changed any pricing, investment, financial reporting, inventory, credit, allowance, Tax or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or its fiscal year;

(h) declared, set aside or paid any dividend or distribution of cash, capital stock or other property to any stockholder or purchased, redeemed or otherwise acquired any shares of its capital stock, made any other payments to any stockholder or issued any capital stock or granted any other equity (or phantom equity or similar interest) interest or option or right to acquire any capital stock or other equity (or phantom equity or similar) interest (other than, prior to the date hereof, repurchases or the reacquisition of securities pursuant to the terms of the Company Option Plan);

(i) entered into any other material transaction including but not limited to any merger, acquisition, joint venture, partnership or incurrence of any Indebtedness (other than trade payables incurred and leases entered into in the ordinary course of business consistent with past practice), or formed any other new arrangement for the operation of the Business, other than in the ordinary course of business consistent with past practice;

(j) amended its certificate or articles of incorporation or bylaws (or other comparable corporate charter documentation), or engaged in any merger, consolidation reorganization, reclassification, liquidation, dissolution or similar transaction; or

(k) committed to any of the foregoing.

Section 4.14 Absence of Questionable Payments. None of the Company nor any Subsidiary thereof has, and to the knowledge of the Company none of their respective directors, officers, agents, employees, Affiliates or any other persons acting on their respective behalf has: (a) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable provincial, foreign, federal or state law; (b) accepted or received any unlawful contributions, payments, expenditures or gifts; or (c) established or maintained any fund or asset that has not been recorded in the Books and Records.

Section 4.15 Insurance. Schedule 4.15 is a correct and complete list and description, including policy numbers, carriers, risks insured, amounts of coverage, deductibles and expiration dates, of all insurance policies (with respect to liability, property, workers’ compensation, directors’ and officers’ liability or otherwise) of the Company or any Subsidiary, or of any Person (other than the Company or any Subsidiary thereof) for the benefit of the Company or any Subsidiary thereof, correct and complete copies of which policies have previously been delivered to Parent. Such policies are valid, binding and in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies. Such policies provide insurance coverage (a) adequate to comply with all Laws and Contracts, and (b) to the Company’s knowledge, in reasonably sufficient amounts against all risks usually insured against by companies operating similar businesses to the Business in similar localities where the Company or any Subsidiary thereof conducts the Business. None of such insurance policies will terminate, lapse or be materially modified (with or without the giving of notice or lapse of time) by reason of the transactions contemplated by this Agreement. None of the Company nor any Subsidiary thereof has received any notice of cancellation or intent to cancel, or increase or intent to increase premiums, with respect to such insurance policies. Schedule 4.15 also contains a list of all pending claims filed by the Company or any Subsidiary thereof with any insurance company and any instances within the previous two (2) years of a denial of coverage of the Company or any Subsidiary thereof by any insurance company. The Company has provided to Parent complete and correct descriptions of all claims made under any policies of insurance, whether or not currently in effect, for the last two (2) years.

Section 4.16 Permits. Each of the Company and its Subsidiaries holds all Permits and approvals of Governmental Authorities necessary for and material to its current conduct, ownership, use, occupancy or operation of its assets, the Business and the Real Property, all of which (along with the owner, the function and the expiration and renewal date of each) are listed on Schedule 4.16(a), and complete and correct copies of which have previously been provided to Parent. Except as set forth on Schedule 4.16(b), upon the Closing, the Company will hold or will be able to obtain without undue expense or delay all Permits and approvals of Governmental Authorities necessary or desirable for the current conduct, ownership, use or operation of the Company and its Subsidiaries their respective assets, the Business and the Real Property. Schedule 4.16(c) contains a complete list and description of all approvals, certifications and similar documents held by the Company or any Subsidiary thereof or applicable to its assets, the Business or the Real Property from non-governmental entities which are required by any industry in which the Company or any Subsidiary thereof operates. Except as set forth on Schedule 4.16(d), each of the Company and any Subsidiary thereof is and has been in the two (2) years immediately prior to the date hereof in material compliance with all Permits and approvals set forth on Schedules 4.16(a) and (c), all of which are valid, binding and in full force and effect, and none of the Company nor any Subsidiary thereof has ever received any notice to the contrary. None of the Permits or approvals set forth on Schedules 4.16(a) and (c) will require the consent, approval, novation or waiver of, or giving of notice to, any Governmental Authority or other third party in connection with the consummation of the transactions contemplated by this Agreement, and all such Permits and approvals will continue in full force and effect without any change or modification thereto after such consummation.

Section 4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) sets forth a complete list of Employee Benefit Plans which the Company or any Subsidiary thereof or any predecessor that operated the Business of the Company has maintained, made contributions to, or with respect to which had any other liability (contingent or otherwise) at any time during the five (5) years prior to the date hereof (individually, an “Employee Benefit Plan of the Company” and collectively, the “Employee Benefit Plans of the Company”). Except for the Employee Benefit Plans of the Company, the Company has no liability or potential liability for any Employee Benefit Plan maintained or contributed to by a current or former Company Plan Affiliate.

(b) The Company has delivered complete copies to Parent of (i) each written Employee Benefit Plan of the Company, as amended to the Closing, together with audited financial statements and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each such plan; (iii) the most recent and any other determination letter, ruling or notice issued by or filed with any Governmental Authority with respect to such plan; (iv) the Form 5500 Annual Report and any PBGC

Form 1 for the three (3) most recent plan years; (v) the most recent summary plan description and any summary of modifications; and (vi) each other document, explanation or communication which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials. A description of any unwritten Employee Benefit Plans of the Company, including a description of any material terms of such plan, is set forth in Schedule 4.17(b). Each Employee Benefit Plan of the Company that is intended to be a “qualified plan” under Section 401(a) of the Code has received a favorable determination, notification or opinion letter from the IRS and the Company has no knowledge of any facts or circumstances that would jeopardize such qualification.

(c) Other than as set forth on Schedule 4.17(c), each Employee Benefit Plan of the Company (i) has been in compliance and currently complies in all material respects in form and in operation with all applicable requirements under ERISA, the Code or any other applicable Law, and in accordance with its terms; and (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. The funding method used in connection with each of the Employee Benefit Plans of the Company which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable and comply with the requirements of ERISA and the Code. No under-funded defined benefit plan has been transferred out of the controlled group of companies (within the meaning of Section 414(b) and (c) of the Code) of which the Company is, or was during the five (5) year period immediately prior thereto, a member.

(d) None of the Company or any predecessor that operated the Business of the Company or any Company Plan Affiliate has at any time participated in or made contributions to or had any other liability with respect to, a plan which is (i) a “multiemployer plan” (as defined in Section 4001 of ERISA), (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Code Section 413(c)), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) a plan which is subject to Title IV of ERISA.

(e) There are no actions, suits, investigations or claims pending or threatened with respect to any Employee Benefit Plan of the Company, or the assets thereof (other than routine claims for benefits), and to the knowledge of the Company there are no facts which could reasonably give rise to any liability, action, suit, investigation, or claim against any Employee Benefit Plan of the Company, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan of the Company or the assets thereof.

(f) Except as could not result in a material liability to the Company, no Person has: (A) entered into any non-exempt “prohibited transaction,” as defined in ERISA and the Code, with respect to an Employee Benefit Plan of the Company; (B) breached a fiduciary obligation; or (C) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan of the Company.

(g) No Employee Benefit Plan of the Company thereof provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company or any Subsidiary thereof, or the spouses or dependents of any of the foregoing (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or Sections 601 through 608 of ERISA (“COBRA”) or applicable state law). Except as described on Schedule 4.17(g), with respect to each Employee Benefit Plan of the Company required to be disclosed on Schedule 4.17(g), the Company has reserved the right to terminate each such Employee Benefit Plan with respect to future coverage without further liability to the Company or any Company Plan Affiliate, other than the expenses typically associated with plan termination.

(h) Except as set forth on Schedule 4.17(h), no Employee Benefit Plan of the Company has incurred an “accumulated funding deficiency” as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA. No event has occurred with respect to any Employee Benefit Plan of the Company which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan. Except as disclosed on Schedule 4.17(h), there has been no unwaived reportable event with respect to any Employee Benefit Plan of the Company. The transactions contemplated herein will not result in a reportable event within the meaning of Section 4043 of ERISA with respect to any Employee Benefit Plan of the Company, and the PBGC has not threatened or taken steps to institute the termination of any such plan.

(i) With respect to all periods prior to the Closing, the requirements of COBRA (or any similar applicable state law) and the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), have been satisfied in all material respects with respect to each Employee Benefit Plan of the Company.

(j) No material communication or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan of the Company.

(k) No Employee Benefit Plan of the Company, or any other agreement program, policy or other arrangement by or to which the Company or any Subsidiary thereof is a party, is bound or is otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(l) None of the Company nor any Subsidiary thereof is a party to, nor do any of them otherwise have any, or any potential for, any withdrawal liability under Section 4201 of ERISA with respect to any multiemployer plan.

(m) Schedule 4.17(m) sets forth as of the date hereof for each Employee Benefit Plan of the Company, the extent to which the fair market value of the assets of each such plan that is a defined benefit pension plan is less than the present value of all vested and non-vested liabilities thereunder determined (i) in accordance with applicable PBGC methods, factors and assumptions applicable to a defined benefit pension plan terminating on such date, and (ii) on an on-going basis, determined using reasonable actuarial assumptions. Schedule 4.17(m) sets forth a reasonable estimate of the required contributions and the ongoing under-funding of the Employee Benefits Plans of the Company which are subject to Title IV of ERISA after the Closing Date for the next three (3) years using currently applicable methods, factors and assumptions permissible under Section 412 of the Code.

(n) Each Employee Benefit Plan of the Company which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has, at all times since January 1, 2005, been administered in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and (ii) either (A) is in a form which complies with the requirements of Section 409A of the Code, or (B) has been operated in good faith, in accordance with guidance issued pursuant to Section 409A of the Code; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code could not reasonably be expected to be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

(o) All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan of the Company, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made to each Employee Benefit Plan of the Company or accrued in accordance with the past custom and practice of the Companies.

(p) Except as could not result in material liability to the Company, for purposes of each Employee Benefit Plan of the Company, the Company and each Company Plan Affiliate has correctly determined the status for each service provider to the Company and each Company Plan Affiliate as an employee, a leased employee or an independent contractor, as applicable.

Section 4.18 Affiliate Transactions. Except as set forth in Schedule 4.18, no officer of the Company or any of its Subsidiaries, or any Affiliate of any such officer, and to the Company’s knowledge, no employee of the Company or any Subsidiary, has any direct or indirect interest (other than an equity interest of less than five percent (5%) of a publicly held company) in any competitor, supplier or customer of the Company or any Subsidiary thereof, or in any Person from whom or to whom the Company or any Subsidiary thereof has leased any real or personal property or in any other Person with whom the Company or any Subsidiary thereof has any business relationship. Schedule 4.18 sets forth a summary of any such transaction involving the transfer of any cash, property or rights to or from the Company or any Subsidiary thereof from, to or for the benefit of any officer of the Company or any of its Subsidiaries, or any Affiliate or former Affiliate of any such officer (“Affiliate Transactions”) during the period commencing January 1, 2005 through the date hereof, and any existing commitments of the Company or any Subsidiary thereof to engage in the future in any Affiliate Transactions, other than under regular compensation arrangements or benefit programs otherwise disclosed on Schedules 4.8(a), 4.17(a), 4.20(a), 4.20(b) and 4.20(c). Except for compensation or benefits arrangements disclosed on Schedules 4.20(a), 4.20(b) or 4.20(c), neither the Company nor any Subsidiary thereof have any Liabilities to any Affiliate.

Section 4.19 Health, Safety and Environment.

(a) Compliance; Permits. Except as set forth on Schedule 4.19(a), (i) each of the Company and any Subsidiary thereof is and at all times has been in compliance with all Environmental and Safety Requirements applicable to their respective assets, the Business, the Real Property and any facilities and operations thereon; (ii) each of the Company and any Subsidiary thereof possesses all required Permits required under applicable Environmental and Safety Requirements and relating to their respective assets, the Business, the Real Property and any facilities and operations thereon; and (iii) each of the Company and any Subsidiary thereof is and at all times has been in all material respects in compliance with all requirements or conditions imposed under such Permits.

(b) No Hazardous Materials; No Releases. Other than as set forth on Schedule 4.19(b), except in compliance with all applicable Environmental and Safety Requirements and in a manner and condition that would not give rise to any material liabilities or remedial obligations under applicable Environmental and Safety Requirements, (i) there are no Hazardous Materials on, in or under, or emanating from or affecting, the Real Property or any facilities or operations thereon; (ii) none of the Company nor any Subsidiary thereof has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Material at the Real Property; and (iii) there has been no Release of any Hazardous Material at, migrating onto or under, or emanating from the Real Property.

(c) No Orders, Actions, Claims or Notices. Other than as set forth on Schedule 4.19(c), none of the Company nor any Subsidiary thereof has (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to their respective assets, the Business, the Real Property or any facilities or operations thereon; (ii) received notice under the citizen suit provision of any Environmental and Safety Requirements in connection with their respective assets, the Business, the Real Property or any facilities or operations thereon; or (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Hazardous Materials relating to their respective assets, the Business, the Real Property or any facilities or operations thereon (including off-site disposal of Hazardous Materials).

(d) No Other Conditions or Liabilities. No conditions exist or, to the knowledge of the Company, have existed with respect to the Company or any Subsidiary thereof, or their respective assets, the Business, the Real Property or any facilities or operations thereon and no events or activities have occurred with respect to their respective assets, the Business, the Real Property or any facilities or operations thereon which could reasonably be expected to interfere in any respect with or prevent continued compliance in all respects with applicable Environmental and Safety Requirements, give rise to any common law or statutory Liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Company or any Subsidiary thereof, their respective assets, the Business, the Real Property or any facilities or operations thereon relating to environmental conditions at or resulting from their respective assets, the Business, the Real Property or any facilities or operations thereon.

Section 4.20 Employees; Salaries; Personnel Agreements, Plans and Arrangements.

(a) Schedule 4.20(a) contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current base compensation rates, other compensation and compensation arrangements, other than employee benefits generally made available to all employees, amount of accrued sick time and vacation time and job titles of all individuals presently employed by the Company or any Subsidiary thereof on a salaried basis, (ii) the names, hire dates, current base compensation rates, other compensation and compensation arrangements, other than employee benefits generally made available to all employees, amount of accrued sick time and vacation time and job titles of all individuals presently employed by the Company or any Subsidiary thereof on an hourly or piecework basis, (iii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Company or any Subsidiary thereof whose current annual compensation is in excess of $100,000, (iv) the names and titles of the officers and managers or directors, as applicable, of the Company and each Subsidiary and (v) all other Persons who provided services or know-how which is significant to the Business and whose employment or independent contractor relationship with the Company or any Subsidiary thereof has been terminated since January 1, 2005. Except as set forth in Schedule 4.20(a), no person listed thereon has received any bonus or increase in compensation since July 15, 2006 and there has been no “general increase” in the compensation or rate of compensation payable to any employees of the Company or any Subsidiary thereof since July 15, 2006, nor since that date has there been any promise to the employees listed on Schedule 4.20(a) orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with the past compensation practices of the Company, and obligations incurred under existing Employee Benefit Plans or existing collective bargaining agreements of the Company. The Company has no knowledge that any employee of the Company or its Subsidiaries as of the date hereof will or may cease to be an employee because of the consummation of the transactions contemplated by this Agreement.

(b) Except as listed in Schedule 4.20(a), 4.20(b) or other benefits arrangements otherwise disclosed on the Schedules hereto, none of the Company nor any

Subsidiary thereof is obligated with respect to any (a) outstanding Contracts with current or former employees, agents, consultants or advisers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. Correct and complete copies of all such documents previously have been furnished to the Parent. Except as set forth in Schedule 4.20(b), no strike, picketing, work stoppage, work slow down, union organizational activity, notice to bargain, allegation, charge or complaint of unfair labor practice, employment discrimination or sexual harassment or other similar occurrence has occurred within the past two (2) years or is pending or, to the knowledge of the Company, threatened, nor does the Company have knowledge of any reasonable basis for any such allegation, charge, or complaint. The Company and any Subsidiary thereof has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to immigration status, wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes relating to the Company or any Subsidiary thereof. Except as set forth on Schedule 4.20(b), there are no administrative charges or court complaints pending or, to the knowledge of the Company, threatened in connection with the Company or any Subsidiary thereof before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor. Each employee of the Company and any of its Subsidiaries who is a foreign national is listed on Schedule 4.20(b), and correct and complete copies of all documentation relating to each such employee’s right to work, including without limitation any Form I-9 relating to such employee, previously have been provided to the Parent; except where disclosure of such information is in violation of applicable privacy laws.

(c) Schedule 4.20(c) contains a true, complete and correct list of all employee and other fringe benefits and other compensation provided by the Company or any Subsidiary thereof to the officers and directors of the Company or any Subsidiary thereof, other than employee and other fringe benefits provided to all employees of the Company and any Subsidiary thereof.

Section 4.21 Workers Compensation. Schedule 4.21 sets forth as of December 31, 2006, all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company or any Company Plan Affiliate or predecessor of the Company currently pending, and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for (a) costs, expenses and other liabilities under any workers compensation Laws, requirements or programs and (b) any other medical costs and expenses. Except as set forth on Schedule 4.21, no claims, injuries, fact, event or condition exists which could give rise to a claim by employees, leased employees or former employees (including dependents and spouses) of the Company or any Company Plan Affiliates under any workers compensation Laws, requirements or programs or for any other medical costs and expenses.

Section 4.22 Taxes.

(a) All Taxes due and payable by the Company and its Subsidiaries, including, but not limited to, Taxes for which they may be liable by virtue of having been a member of any Affiliated Group, have been paid in full. The liability for Taxes of the Company and its Subsidiaries reflected in the Financial Statements and Interim Financial Statements is sufficient in all respects to provide for all interest, penalties, assessments or deficiencies which were due and unpaid and the appropriate accrual for other unpaid Taxes not yet due.

(b) All Tax Returns that are required to have been filed by the Company and each Subsidiary thereof have been filed in a timely manner and such returns are complete and correct in all respects. Any deficiencies proposed as a result of any governmental audits have been paid or settled, and there are no present disputes as to Taxes payable by the Company or any Subsidiary thereof.

(c) There are no unexpired waivers of any statute of limitations with respect to any Taxes by the Company or any Subsidiary thereof, none of the Company nor any Subsidiary thereof is a party to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes, and no action or proceeding by any Governmental Authority is pending or to the knowledge or the Company, threatened with respect to any Taxes due from the Company or any Subsidiary thereof.

(d) No liens for Taxes exist in respect of any assets or properties of the Company or any Subsidiary thereof, except for Permitted Liens.

(e) Each of the Company and any Subsidiary thereof has timely withheld, if required, and, if due, has remitted with respect to its employees, foreign creditors, independent contractors or other third parties all federal and state Taxes, FICA, FUTA, and other Taxes required to be withheld and/or, if due, remitted.

(f) Each of the Company and any Subsidiary thereof has timely filed for all years prior to the year of the Closing all Forms 1099 (including corrected or amended forms) and any comparable form required to be filed under the applicable law of any state, for all workers which the Company has classified and treated as independent contractors.

(g) Each of the Company and any Subsidiary thereof has consistently classified for state and federal Tax purposes each and every worker as either an employee or independent contractor in accordance with the twenty factors set forth in Revenue Ruling 87-41, 1987 1 C.B. 296.

(h) None of the assets of the Company or any Subsidiary thereof are treated as “tax exempt use property” within the meaning of Section 168(h) of the Code.

(i) None of the assets of the Company or any Subsidiary thereof directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(j) The Company and any Subsidiary thereof have never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, other than any country in which the Company or a Subsidiary, as applicable, is filing Tax Returns.

(k) Neither the Company nor any Subsidiary thereof is a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(ii) of the Code, and neither the Company nor any Subsidiary thereof have “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (without regard to Section (b)(3) thereof).

(l) During the five-year period ending on the date hereof, neither the Company nor any Subsidiary thereof was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(m) Neither the Company nor any Subsidiary thereof has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

(n) Neither the Company nor any Subsidiary thereof has agreed to or is required to make any adjustment under Section 481(a) of the Code for any taxable year ending after the Closing as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

(o) Schedule 4.22(o) contains a list of all jurisdictions (whether foreign or domestic) in which any Tax Return is required to be filed by the Company or any Subsidiary. Neither the Company nor any Subsidiary thereof has failed to file a timely Tax Return (taking into account all allowable extensions to file) in any state or local jurisdiction to which any Tax is properly payable.

(p) There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of the Company or any Subsidiary thereof that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

(q) None of the Company nor any Subsidiary thereof is a party to or bound by any agreement requiring, or otherwise responsible for, the sharing or payment by the Company or any Subsidiary thereof of Taxes of another Person.

(r) None of the Company nor any Subsidiary thereof has at any time during the last five years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 4.23 Accounts Receivable and Accounts Payable.

(a) All accounts receivable of the Company and any Subsidiary thereof reflected on the balance sheet included in the Interim Financial Statements, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually performed in the ordinary course of business and are legal, valid and binding claims against the respective debtors as to which full performance has been rendered. Except to the extent reserved against any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the knowledge of the Company, threatened. Schedule 4.23 sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of accounts receivable of the Company and its Subsidiaries.

(b) The accounts payable of the Company and any Subsidiary thereof reflected on the balance sheet included in the Interim Financial Statements, and all accounts payable arising subsequent to the date thereof, arose or will arise from bona fide transactions in the ordinary course of business. The accrued liabilities of the Company and any Subsidiary thereof have been incurred in the ordinary course of business consistent with past practice.

Section 4.24 Customers, Suppliers, Distributors and Representatives.

(a) Schedule 4.24(a) is a complete and correct list of the twenty (20) largest suppliers to the Company and its Subsidiaries in the aggregate of inventory, materials and services and commodities, exclusive of utility services, in terms of aggregate dollar value of purchases by the Company and its Subsidiaries from such suppliers during 2005 and 2006 (which dollar values are listed for each such year next to each respective supplier’s name). Since January 1, 2006, no such supplier has canceled or otherwise terminated or materially and adversely modified, or threatened in writing to cancel or terminate, its relationship with the Company or any Subsidiary thereof. None of the Company nor any Subsidiary thereof has received any notice, nor does the Company have knowledge, that any such supplier (i) intends to cancel or otherwise terminate or materially and adversely modify its relationship with the Company or any Subsidiary thereof on account of the transactions contemplated by this Agreement, the Transaction Documents or otherwise, or (ii) is threatened with bankruptcy or insolvency, or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or a Subsidiary consistent with past custom and practice or the Company’s business plans. Since January 1, 2006, neither the Company nor any Subsidiary thereof has received any discount or other price concession as a result of any financial accommodation provided by the Company or any Subsidiary thereof, or Affiliate of any of the foregoing to such supplier.

(b) Schedule 4.24(b) is a complete list by aggregate dollar value of sales made or services provided during 2005 and 2006 to the twenty (20) largest customers of the Company and its Subsidiaries in the aggregate (which dollar values are listed for each such year next to each respective customer’s name). Since January 1, 2006, no such customer has canceled or otherwise terminated or materially and adversely modified, or to the knowledge of the Company, threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with the Company or any Subsidiary thereof. None of the Company nor any Subsidiary thereof has received any notice, nor does the Company have knowledge, that any such customer (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary thereof on account of the transactions contemplated by this Agreement, the Transaction Documents or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable or to purchase goods or services from the Company or a Subsidiary consistent with past custom and practice.

(c) Except as set forth on Schedule 4.24(c), since January 1, 2006 there has been no termination of any independent distributor, wholesaler, sales representative or agent relationship, nor, to the knowledge of the Company, has any present independent distributor, wholesaler, sales representative or agent indicated any intention to terminate or materially and adversely change the terms of its relationship with the Company or any Subsidiary thereof or materially reduce future purchases from the Company or any Subsidiary thereof.

(d) There is no existing dispute between the Company or any Subsidiary thereof, on the one hand, and any customer, supplier, distributor, representative, agent or other contractor listed on Schedule 4.24(a), Schedule 4.24(b) or Schedule 4.24(c), on the other hand. To the knowledge of the Company, none of the Company nor any Subsidiary thereof has granted or agreed to provide any sales, trade or product promotion allowances, rebates or similar product promotions or incentives, and none of the Company nor any Subsidiary thereof has any liability or obligation with respect to any of the foregoing, except as set forth on Schedule 4.24(d). Except as set forth on Schedule 4.24(d), there is no agreement or other arrangement which would obligate the Company or any Subsidiary thereof to make any payment or pay any commission to any broker, employee, independent contractor or other Person in connection with the sale of the Company’s products.

Section 4.25 Customs Laws and Regulations.

(a) Each of the Company and any Subsidiary thereof is in compliance in all material respects with all applicable Laws relating to the importation and exportation of merchandise (“Customs Laws and Regulations”), and each of the Company and any Subsidiary thereof possesses all Permits, records, and documentation required by Customs Laws and Regulations, and have filed all applications, disclosures, and documentation required thereby.

(b) None of the Company nor any Subsidiary thereof has entered, introduced, or attempted to enter or introduce any merchandise into the commerce of any country by means of (i) any document or electronically transmitted data or information, written or oral statement, or act which is material and false, or (ii) any omission which is material, and none of the Company nor any Subsidiary thereof has aided or abetted any other person to enter, introduce, or attempt to enter or introduce any merchandise into the commerce of any country by means of (x) any document or electronically transmitted data or information, written or oral statement, or act which is material and false, or (y) any omission which is material.

(c) None of the Company nor any Subsidiary thereof has received notice of any administrative or judicial action, including, but not limited to, any request for information, notice of action, or notice of extension of liquidation, or notice of commencement of formal audit, penalty or liquidated damages, or investigation, or any notice of any intended administrative or judicial action, including, but not limited to, any request for information, notice of action, or notice of extension of liquidation, or notice of commencement of formal investigation, relating to the importation or exportation of merchandise, and to the knowledge of the Company, there is no reasonable basis for any such notice or action; and there are no pending or, to the knowledge of the Company, threatened actions or proceedings (or notices of potential actions or proceedings) against the Company or any Subsidiary thereof from any government agency or any other entity regarding any matter relating to the importation or exportation of merchandise.

Section 4.26 Bank Accounts. Schedule 4.26 is a complete and correct list of each bank or financial institution in which the Company or any Subsidiary thereof has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

Section 4.27 Brokers’ or Finders’ Fees. Except as disclosed on Schedule 4.27, no agent, broker, investment banker, Person or firm acting on behalf of the Company, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

Section 4.28 Corporate Names; Business Locations. During the past five (5) years, (a) except as set forth on Schedule 4.28, neither the Company nor any Subsidiary thereof has been known as or used any fictitious or trade names, and (b) neither the Company nor any Subsidiary thereof has had an office or place of business other than as set forth on Schedule 4.28. Neither the Company nor any Subsidiary thereof has been the surviving corporation of a merger or consolidation other than as set forth on Schedule 4.28.

Section 4.29 Books and Records. The Books and Records, all of which have been made available to Parent, are complete and correct in all material respects, have been maintained in accordance with sound business practices and reflect all proceedings and actions taken by the holders of voting securities and the board of directors or similar controlling body of the Company and each of its Subsidiaries.

Section 4.30 Information Statement Information. None of the information supplied or to be supplied by the Company for inclusion in the Information Statement (as defined in Section 6.11(d)) will, on the date the Information Statement is first mailed to the Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.31 Disclosure. This Agreement, the Transaction Documents, and the Schedules and Exhibits hereto do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company:

Section 5.1 Authorization.

(a) Parent and Merger Sub each has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Transaction Documents to which Parent or Merger Sub is a party have been duly and property authorized by all requisite action in accordance with applicable law and with the organizational documents of Parent and no other corporate proceedings on behalf of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the filing of the Agreement of Merger to effect the Merger). Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of Parent or Merger Sub has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause Parent and Merger Sub to perform its obligations hereunder and thereunder.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms. Each of the Transaction Documents to be executed and delivered by or on behalf of Parent and Merger Sub will be duly executed and delivered by Parent and Merger Sub, and when so executed and delivered, will constitute the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

Section 5.2 No Conflicts. Except as set forth on Schedule 5.2, neither the execution and delivery of this Agreement and the Transaction Documents by Parent or Merger Sub nor the performance by Parent or Merger Sub of the transactions contemplated hereby or thereby will:

(a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Parent or Merger Sub;

(b) violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof; or

(c) require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

Section 5.3 Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has full power and authority (i) to carry on the business as conducted by it, (ii) to own or hold under lease the properties and assets it now owns or holds under lease and (iii) to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations under this Agreement and the Transaction Documents to which it is a party, and to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. Parent is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the absence of such qualification would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Transaction Documents.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub has full power and authority (i) to carry on the business as conducted by it, (ii) to own or hold under lease the properties and assets it now owns or holds under lease and (iii) to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations under this Agreement and the Transaction Documents to which it is a party, and to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the absence of such qualification would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Transaction Documents.

Section 5.4 Brokers’ or Finders’ Fees. No agent, broker, investment banker, Person or firm acting on behalf of Parent or Merger Sub, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

ARTICLE 6

AGREEMENTS AND COVENANTS OF THE COMPANY

The Company covenants and agrees with Parent and Merger Sub that, at all times from and after the date hereof until the earlier of the termination of this Agreement or the Effective Time and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Effective Time, for the period specified herein or, if no period is specified herein, indefinitely, the Company will comply with all covenants and provisions of this Article 6, except to the extent Parent may otherwise consent in writing.

Section 6.1 Investigation by Parent. From the date hereof through the Closing Date (the “Due Diligence Period”), Parent will have the right to conduct, during normal business hours, such due diligence, inspections and investigations as it may reasonably require with respect to the Company and the Business, including, without limitation, material claims relating to the Company or the Business, the Real Property and all operational, environmental (including environmental testing), legal, regulatory and financial matters relating to the Company or the Business. During such Due Diligence Period, the Company will permit Parent and its representatives to have reasonable access to and to inspect all of the foregoing, and the Company will permit, and Parent and its representatives, shall have reasonable access, during normal business hours, to the personnel and work history related to employees of the Company (except where in violation of privacy laws), and, in order to discuss the Business and the affairs of the Company, to the officers, employees, customers and vendors of the Company (which discussions shall not be deemed by the Company to be a violation of any confidentiality agreement), and the Company will cooperate, and use their respective commercially reasonable efforts to cause such officers and employees to cooperate, with such due diligence, inspections and investigations.

Section 6.2 Non-Negotiation. In consideration of the substantial expenditure of time, effort and expense undertaken by Parent in connection with its due diligence review and the preparation and negotiation of this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Company agrees that it will not, and will not permit any of its Subsidiaries, or their respective Affiliates, stockholders, directors, officers, employees, representatives and other agents, including, without limitation, Credit Suisse, to, directly or indirectly, (1) solicit, initiate, or encourage any Acquisition Proposal, (2) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal or (3) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will promptly advise Parent of the terms of any communications officers or directors of the Company may receive or become aware of relating to any Acquisition Proposal.

Section 6.3 Conduct of Business. Prior to the Effective Time, the Company will, and will cause its Subsidiaries to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Company will, and will cause its Subsidiaries to:

(a) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company and its Subsidiaries, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company and the Subsidiaries, (iii) maintain the assets and properties of the Company and its Subsidiaries in good working order and condition, (iv) maintain the good will of material customers, suppliers, lenders and other Persons to whom the Company or any Subsidiary thereof sells goods or provides services or with whom the Company or any Subsidiary thereof otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations the Company and its Subsidiaries;

(b) except to the extent required by applicable Law, (i) maintain the Books and Records in the usual, regular and ordinary manner and (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, (B) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes or (C) the fiscal year of the Company or any Subsidiary;

(c)(i) use commercially reasonable efforts to maintain in full force and effect until the Closing substantially similar levels of coverage as the insurance afforded under the Contracts listed in Schedule 4.15, (ii) to the extent requested by Parent prior to the Closing Date, use commercially reasonable efforts to cause such insurance coverage held by any Person (other than the Company or any Subsidiary) for the benefit of the Company or any Subsidiary to continue to be provided at the expense of the Company and the Subsidiaries for at least ninety (90) calendar days after the Closing on substantially similar terms and conditions as provided on the date of this Agreement and (iii) use commercially reasonable efforts to cause any and all benefits under such Contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, employees or assets and properties of the Company and its Subsidiaries to be paid to the Company and the Subsidiaries; and

(d) comply, in all material respects, with all Laws applicable to the business and operations of the Company and the Subsidiaries, and promptly following receipt thereof to give Parent copies of any written notice received from any Governmental Authority or other Person alleging any violation of any such Law.

Section 6.4 Certain Restrictions. Prior to the Effective Time, without the prior written agreement of Parent, the Company will, and will cause its Subsidiaries to, refrain from:

(a) amending their certificates or articles of incorporation or by-laws (or other comparable organizational documents) or taking any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such entity;

(b) authorizing, issuing, selling or otherwise disposing of any shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company or any Subsidiary, other than issuing Company Stock pursuant to the terms of any currently outstanding options or warrants to acquire Company Stock, or modifying or amending any right of any holder of outstanding shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company or any Subsidiary;

(c) declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company or any Subsidiary not wholly owned by the Company (other than repurchases of unvested shares of restricted stock required in connection with the termination of employment of holders thereof pursuant to the Company Option Plan as in effect on the date hereof);

(d) acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any assets and properties, other than in the ordinary course of business consistent with past practice;

(e)(i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Permit listed or required to be listed on Schedule 4.16(a) or Contract listed or required to be listed on Schedule 4.8(a), including any IP License with respect to any Intellectual Property of the Company, any Subsidiaries thereof, or any other Person, or (ii) granting any irrevocable powers of attorney;

(f) violating, breaching or defaulting under in any respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any Permit listed or required to be listed on Schedule 4.16(a) or Contract listed or required to be listed on Schedule 4.8(a);

(g)(i) incurring any Indebtedness in excess of $200,000 in the aggregate, or (ii) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary (in either case other than Indebtedness of the Company or a Subsidiary owing to the Company or a wholly-owned Subsidiary);

(h) engaging with any Person in any merger, consolidation or similar transaction, sale, disposition or other transfer of five percent (5%) or more, in the aggregate, of the assets of the Company or its Subsidiaries, or any transaction which is similar in form, substance, purpose or effect to any of the foregoing;

(i) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $100,000;

(j) making any change in the lines of business in which they participate or are engaged;

(k) writing off or writing down any of their assets and properties outside the ordinary course of business consistent with past practice;

(l) permitting the Company’s deficit of cash and cash equivalents, less bank Indebtedness, to exceed -$1,200,000; or

(m) entering into any agreement to do or engage in any of the foregoing.

Section 6.5 Financial Statements and Reports.

(a) As promptly as practicable and in any event no later than the earlier of (i)

five (5) Business Days prior to the Closing Date and (ii) fifteen (15) Business Days after the end of each calendar month ending after the date hereof and before the Closing Date, the Company will deliver to Parent true and complete copies of the unaudited consolidated balance sheet, and the related audited or unaudited consolidated statements of operations, stockholders equity and cash flows, of the Company and its consolidated subsidiaries for each such calendar month and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Applicable Principles and shall be certified in writing to Parent as true and correct in all respects by the Chief Financial Officer of the Company.

(b) As promptly as practicable, the Company will deliver to Parent true and complete copies of such other financial statements, reports and analyses as may be prepared or received by the Company or any Subsidiary relating to the business or operations of the Company or any Subsidiary or as Parent may otherwise reasonably request.

(c) As promptly as practicable and in any event no later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a true and complete list of all Company Options, setting forth the name of each holder of such Company Options, the exercise price for each such Company Option, a detailed list of all dates on which any portion of each such Company Option vests, and the portion (percentage and amount) of each such Company Option vesting on each such date.

Section 6.6 Employee Matters. Except as may be required by Law, the Company will refrain, and will cause its Subsidiaries to refrain, from directly or indirectly:

(a) making any representation or promise, oral or written, to any officer, employee or consultant of the Company or any Subsidiary concerning any Employee Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Employee Benefit Plan of the Company;

(b) making or promising any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any Subsidiary;

(c) adopting, entering into, amending, modifying or terminating (partially or completely) any Employee Benefit Plan except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company or Subsidiary reasonably believes to be the least costly is chosen;

(d) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Employee Benefit Plan, employment Contract or other employee compensation arrangement or (ii) salary ranges, increase guidelines or similar provisions in respect of any Employee Benefit Plan, employment Contract or other employee compensation arrangement; or

(e) entering into, amending, modifying or terminating (partially or completely) any Contract that is, or had it been in existence on the date of this Agreement would have been required to be, disclosed on Schedules 4.4 or 4.20(a).

The Company will, and will cause the Company its Subsidiaries to, administer each Employee Benefit Plan of the Company, or cause the same to be so administered, in all material respects in accordance with its term and the applicable provisions of the Code, ERISA and all other applicable Laws. The Company will promptly notify Parent in writing of each receipt by the Company or any Subsidiary (and furnish Parent with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Employee Benefit Plan.

Section 6.7 Affiliate Transactions. Immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between any Shareholder, any officer, director or Affiliate of any Shareholder or any Affiliate of any of the foregoing (other than the Company or any Subsidiary), on the one hand, and the Company or any of its Subsidiaries, on the other hand, will be paid in full, and the Company will terminate and will cause any such Shareholder, officer, director or Affiliate to terminate, each Contract with the Company or any Subsidiary, including without limitation those agreements set forth on Schedule 4.18. Prior to the Closing, neither the Company nor any Subsidiary will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis, with any Shareholder or any such officer, director or Affiliate.

Section 6.8 Regulatory and Other Approvals.

(a) The Company will, and will cause its Subsidiaries to, (a) take all steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts, as promptly as practicable, to (i) obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of the Company or any Subsidiary to consummate the transactions contemplated hereby and by the Transaction Documents, and (ii) maintain all Contracts and Permits in full force and effect upon and after the consummation of the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such Governmental Authorities or other Persons as Parent or such Governmental Authorities or other Persons may reasonably request, and (c) cooperate with Parent as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of Parent or Merger Sub to consummate the transactions contemplated hereby and by the Transaction Documents. The Company will provide prompt notification to Parent when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Parent of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

(b) In addition to and not in limitation of the Company’s covenants contained in Section 6.8(a), the Company will (a) take promptly all actions necessary to make the filings required of the Company or any of their respective Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Company or any of their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Parent in connection with Parent’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 6.9 Confidential Information. From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as required by applicable law or by legal or regulatory process, the Company shall, and shall cause its Subsidiaries to, keep secret and retain in strictest confidence, and shall not use for the benefit of the Company or others, or disclose to others, all confidential matters relating to the Company or the Business.

Section 6.10 Tax Cooperation and Other Tax Matters.

(a) Cooperation and Records Retention. The Shareholders’ Representative and the Parent shall (i) each provide the other, and the Parent shall cause the Surviving Corporation to provide the Shareholders’ Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and the Parent shall cause the Surviving Corporation to retain and provide the Shareholders’ Representative with, any records or other information maintained in the ordinary course of business consistent with past practices that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the Company for any period. Without limiting the generality of the foregoing, the Parent shall retain, and shall cause the Surviving Corporation to retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other material records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the Shareholders’ Representative with a reasonable opportunity to review and copy the same. Each Party shall bear its own expenses in complying with the foregoing provisions of this Section 6.10(a).

(b) Tax Indemnification. The Parent or Surviving Corporation shall be entitled to indemnification from the Shareholders for Taxes paid by the Parent or Surviving Corporation attributable to the Company or any Subsidiary thereof for any period prior to and including the Closing Date, and for Taxes paid by the Parent or Surviving Corporation with respect to assets of the Company or any Subsidiary thereof, applicable to or arising from any period prior to and including the Closing Date. Such indemnification for Taxes shall be paid pursuant to Section 10.1 and shall not be subject to the Threshold Amount, as defined in Section 10.6(b).

(c) Pre-Closing Period Tax Returns and Amended Tax Returns. Parent shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to the Company and each of its Subsidiaries for taxable years or periods ending on or before the Closing Date, and the Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. To the extent any Taxes shown as due on any such Tax Return are subject to indemnification under Sections 10.1(f) or (g) of this Agreement: (A) such Tax Return shall be prepared in a manner consistent with the prior practice of the Company or the Subsidiary, as applicable, unless otherwise required by law; (B) such Tax Return shall be provided to the Shareholders’ Representative at least thirty (30) days prior to the due date for filing such return (or, if required to be filed within forty five (45) days after the Closing Date, as soon as possible following the Closing Date and sufficiently in advance of filing that the Shareholders’ Representative shall have a reasonable opportunity to review and comment on such Tax Return); and (C) the Shareholders’ Representative shall have the right to approve (which approval shall not be unreasonably withheld or delayed) such Tax Return.

(d) Straddle Period Tax Returns. Parent shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by the Company and every Subsidiary for taxable years or periods ending after the Closing Date, and Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. To the extent any Taxes shown as due on any such Tax Return are subject to indemnification under Sections 10.1(f) or (g) of this Agreement: (A) such Tax Return shall be prepared in a manner consistent with the prior practice of the Company or the Subsidiary, as applicable, unless otherwise required by law; (B) such Tax Return shall be provided to the Shareholders’ Representative at least thirty (30) days prior to the due date for filing such return (or, if required to be filed within forty five (45) days after the Closing Date, as soon as possible following the Closing Date and sufficiently in advance of filing that the Shareholders’ Representative shall have a reasonable opportunity to review and comment on such Tax Return); and (C) the Shareholders’ Representative shall have the right to approve (which approval shall not be unreasonably withheld or delayed) such Tax Return.

(e) Transfer Taxes. Except for any stock transfer taxes imposed upon a Shareholder by operation of law, the Surviving Corporation shall be responsible for the timely payment of, and the filing of Tax Returns with respect to, all transfer, documentary, sales, use, stamp, registration and other similar Taxes and other governmental charges (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement and any state or local transfer Taxes imposed due to the Merger or any other transactions contemplated by this Agreement). Notwithstanding the foregoing, the Shareholders shall indemnify the Surviving Corporation for fifty percent (50%) of such Taxes that are paid by the Surviving Corporation pursuant to this Section 6.10(e). Such indemnification for Taxes shall be paid pursuant to Section 10.1 and shall not be subject to the Threshold Amount, as defined in Section 10.6(b). In no event shall Parent or the Surviving Corporation bear any Tax imposed in connection with any Shareholder’s receipt of the Merger Consideration.

Section 6.11 Shareholders Consent, Information Statement.

(a) As promptly as practicable, but not later than five (5) Business Days, after the date of this Agreement, the Company shall promptly take all action necessary in accordance with applicable Law, including the GCL and its articles of incorporation and by-laws, to solicit (i) the Shareholders’ consent to an amendment to the articles of incorporation of the Company to provide that each series of preferred stock of the Company may, by the affirmative vote of a majority in interest of the holders of such series, elect to convert such series into Common Stock as otherwise provided in the articles of incorporation, (ii) the Shareholders’ waiver of all applicable notice provisions under the GCL, the Company’s articles of incorporation and any other applicable Law or Contract with respect to the Merger and the transactions contemplated by this Agreement, (iii) the consent of the holders of the outstanding shares of Series B-1 Stock to convert all of the outstanding shares of Series B-1 Stock into shares of Common Stock, and (iv) the Shareholders’ Approval, in each case by action by written consent (the “Solicitation”). The Board shall issue as part of the Solicitation the Board Recommendation, which recommendation shall not be withdrawn, amended or modified in a manner adverse to Parent or Merger Sub.

(b) Neither the Company, the Shareholders’ Representative nor any Representatives of the Company shall communicate or participate or engage in discussions with, or provide any information to, any holders of Company Shares, Company Options or Warrants including, without limitation, in respect of solicitation of proxies, consents, authorizations or votes, in respect of this Agreement, the Merger or the transactions contemplated hereby or thereby, except to support, and in a manner consistent with, the Board Recommendation.

(c) The Company shall use commercially reasonable efforts to obtain the consents sought in the Solicitation as soon as practicable; provided, however, the Company shall not be required to make payments to Shareholders to induce them to provide their consent.

(d) In connection with the Merger and the Solicitation, the Company shall prepare and deliver to each Shareholder, as part of the Solicitation, but in any case not less than five (5) Business Days after the date hereof, an information statement relating to the Solicitation (the “Information Statement”), providing (i) an accurate summary of all material terms of this Agreement, the Transaction Documents and the Merger, (ii) for the solicitation of a consent from the Shareholders authorizing and approving (x) the matters set forth above in Section 6.11(a)(i) and (ii), (y) the Merger and the other transactions contemplated by this Agreement and the Transaction Documents and (z) the Shareholders’ Representative to act in their capacity as contemplated by this Agreement and the Transaction Documents, and (iii) a copy of the text of Sections 1300 et. seq. of the GCL; provided, however, that the Company will provide Parent and Merger Sub with an initial draft of the Information Statement on or prior to the date hereof and of any subsequent drafts incorporating material changes thereto granting, in each case, Parent and Merger Sub at least forty-eight (48) hours opportunity to comment thereon and will otherwise consult with Parent and Merger Sub with respect to such Information Statement.

Section 6.12 Notice and Cure. The Company will notify Parent promptly in writing of, and contemporaneously will provide Parent with true and complete copies, in all material respects, of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company also will notify Parent promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section, nor the result of any investigation undertaken by Parent or any of its representatives, shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Parent’s right to seek indemnity under Article 10.

ARTICLE 7

AGREEMENTS AND COVENANTS OF PARENT AND MERGER SUB

Parent and Merger Sub each covenant and agree with the Company that, at all times from and after the date hereof until the Closing, Parent will comply with all covenants and provisions of this Article 7, except to the extent the Company may otherwise consent in writing.

Section 7.1 Regulatory and Other Approvals. Parent and Merger Sub each will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of Parent and Merger Sub to consummate the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such Governmental Authorities or other Persons as the Company or such Governmental Authorities or other Persons may reasonably request and (c) cooperate with the Company and the Subsidiaries as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of the Company or any Subsidiary to consummate the transactions contemplated hereby and by the Transaction Documents. Parent will provide prompt notification to the Company when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Company of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 7.2 HSR Filings. In addition to and without limiting Parent’s and Merger Sub’s covenants contained in Section 7.1, Parent and Merger Sub will (i) take promptly all actions necessary to make the filings required of Parent or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Parent, Merger Sub or their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate with the Company in connection with the Company’s filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 7.3 Employee Benefits.

(a) The Surviving Company shall not terminate any Employee Benefit Plan of the Company disclosed in Schedule 4.17(a) and in effect as of the date hereof until January 1, 2008, and shall not make any amendment or modification to any Employee Benefit Plan of the Company, except for any termination, amendment or modification that would not materially adversely effect the health, welfare and pension benefits provided to the employees of the Company as of the date hereof. Upon the termination of any Employee Benefit Plan of the Company, Parent shall, to the extent satisfied under the corresponding Employee Benefit Plan of the Company and permitted under Parent’s plan, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company employees under any Parent welfare plan that such employees may be eligible to participate in after such termination, and (ii) provide each Company employee with credit for any co-payments and deductibles paid prior to such termination in satisfying any applicable deductible or out-of-pocket requirements, to the extent permitted, under any Parent welfare plans that such employees are eligible to participate in after such termination.

(b) On and after the Effective Time, Parent and any employee benefit plans maintained by Parent shall recognize the service with the Company of each Company employee for purposes of determining entitlement to vacation and vacation pay and for purposes of vesting and eligibility under any employee benefit plan, but not for purposes of benefit accrual under any “employee pension benefit plan” as defined in Section 3(2) of ERISA. Such service shall be determined in accordance with the practices and procedures of the Company and the Company employee benefit plans in effect on the date hereof, as if such service had been rendered to Parent.

(c) Nothing in this Section 7.3, express or implied, shall confer upon any employee or legal representative of the Company any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION

Section 8.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing by the Parent:

(a) No Breach of Covenants; True and Correct Representations and Warranties. (i) The representations and warranties made by the Company in Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement shall be true and correct in all respects (other than for such failures to be true and correct as are de minimis in effect and, to the extent applicable, are cured by a proper calculation of the Applicable Per Share Merger Consideration), on and as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), (ii) the representations and warranties made by the Company set forth in this Agreement (other than those specified in clause (i) above) that are qualified by a “Material Adverse Effect” or “materiality” qualification shall be true and correct in all respects as so qualified on and as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and (iii) the representations and warranties made by the Company set forth in this Agreement (other than those specified in clause (i) above) that are not qualified by a “Material Adverse Effect” or “materiality” qualification shall be true and correct in all material respects in each case at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if such representations and warranties had been made as of the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case solely as of such earlier date. The Company shall in all material respects have complied with and performed all of the agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(b) Delivery of Documents. Parent shall have received all documents and other items to be delivered thereby under Section 9.1 of this Agreement.

(c) No Legal Obstruction; Regulatory Consent. No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business, the Company or any Subsidiary thereof after the Closing. All consents, approvals and actions of, filings with and notices to any Governmental Authority as listed or as required to be listed on Schedule 4.3(a) and necessary to permit Parent, Merger Sub and the Company to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Parent, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including under the HSR Act, shall have occurred.

(d) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on the Company.

(e) Contracts and Permits. The Company shall have delivered to Parent all consents (in form and substance acceptable to Parent) to the consummation of the transactions contemplated under this Agreement and the Transaction Documents as are required under any Contract or Permit listed on Schedule 8.1(e).

(f) Payoff Letters and Lien Releases. Parent shall have received the Payoff Letters and evidence reasonably satisfactory to Parent of the payment of all Indebtedness indicated in such Payoff Letters and the release of all Liens with respect to such Indebtedness.

(g) Employment Agreements. The employees of the Company designated by Parent shall, on or prior to the date hereof, have entered into employment and/or retention agreements with the Company in form and substance reasonably acceptable to the Parent, including that the effectiveness of any such agreement is conditioned upon the Closing occurring.

(h) Resignations of Directors and Officers. Such members of the boards of directors and such officers of the Company and its Subsidiaries as are designated in writing to the Company at least five (5) days prior to the Closing Date shall have tendered, effective as of the Closing, their resignations as such directors and/or officers.

(i) Release Agreement. Credit Suisse shall have executed and delivered to the Company a Release Agreement substantially in the form of Exhibit 8.1(i) attached hereto.

(j) Vested Company Options. Immediately prior to the Closing, all Vested Company Options shall either have been exercised for promissory notes in form and substance reasonably satisfactory to Parent, or shall be subject to duly executed and delivered Option Cancellation Agreements.

(k) Shareholder Approval. This Agreement and the consummation of the transactions contemplated hereby shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under the GCL and the Company’s Articles of Incorporation, by the Shareholders.

(l) Dissenting Shares. Dissenting Shares shall comprise not more than 10% of the outstanding Company Stock immediately prior to the Effective Time.

(m) Warrant Cancellations. Agreements from all Warrant Holders relating to the cancellation of Warrants as provided in Section 3.6 hereof shall have been delivered to Parent.

(n) Notices. All notice periods under any Warrant or Company Option shall have lapsed or been waived.

(o) D&O Tail Policy. The Company shall have acquired (with premiums payable by Parent) “tail” coverage with respect to director and officer liability insurance coverage for the individuals who were officers and directors of the Company and each of its Subsidiaries immediately prior to Closing, such coverage to extend six (6) years from the Closing Date.

(p) Series B-1 Stock. The Company shall have provided evidence of the conversion into Common Stock of each outstanding share of Series B-1 Stock, in form and substance acceptable to Parent in its sole discretion.

Section 8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Company:

(a) No Breach of Covenants; True and Correct Representations and Warranties. (i) The representations and warranties by Parent and Merger Sub contained in Sections 5.1 and 5.2 of this Agreement shall be true and correct in all respects (other than for such failures to be true and correct as are de minimis in effect), on and as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), (ii) the representations and warranties made by the Parent and Merger Sub set forth in this Agreement (other than those specified in clause (i) above) that are qualified by a “Material Adverse Effect” or “materiality” qualification shall be true and correct in all respects as so qualified on and as of the date of this Agreement and at and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and (iii) the representations and warranties made by the Parent and Merger Sub set forth in this Agreement (other than those specified in clause (i) above) that are not qualified by a “Material Adverse Effect” or “materiality” qualification shall be true and correct in all material respects in each case at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if such representations and warranties had been made as of the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case solely as of such earlier date. Parent and Merger Sub shall in all material respects have complied with and performed all of the agreements and covenants required by this Agreement to be performed and complied with by each of them on or prior to the Closing Date.

(b) Delivery of Documents. The Company shall have received all documents and other items to be delivered thereby under Section 9.2 of this Agreement.

(c) No Legal Obstruction; Regulatory Consent. No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business, the Company or any Subsidiary thereof after the Closing. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Parent and the Company to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including under the HSR Act, shall have occurred.

(d) Shareholder Approval. This Agreement and the consummation of the transactions contemplated hereby shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under the GCL and the Company’s Articles of Incorporation, by the Shareholders.

Section 8.3 Termination.

(a) Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following described circumstances:

(i) upon the written consent of Parent and the Company;

(ii) by Parent, if the conditions set forth in Section 8.1 hereof shall not be fully satisfied (unless such failure to satisfy results primarily from Parent itself breaching any representation, warranty or covenant contained in this Agreement) or waived by Parent, or if the Closing shall not have occurred on or before March 15, 2007 (unless due to a default by Parent hereunder); or

(iii) by the Company, if the conditions set forth in Section 8.2 hereof shall not be fully satisfied (unless such failure to satisfy results primarily from the Company breaching any representation, warranty or covenant contained in this Agreement) or waived by the Company, or if the Closing shall not have occurred on or before March 15, 2007 (unless due to a default by the Company hereunder).

(b) Effect of Termination. If any party terminates this Agreement pursuant to this Section 8.3, this Agreement shall become null and void, and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.3(a)(ii) or (iii), the Company will remain liable to Parent for any breach of this Agreement by the Company existing at the time of such termination, and Parent will remain liable to the Company for any breach of this Agreement by Parent existing at the time of such termination, and the Company or Parent, as the case may be, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

ARTICLE 9

CLOSING

Section 9.1 Deliveries of the Company. At the Closing, the Company will deliver or cause to be delivered to Parent simultaneously with delivery of the items referred to in Section 9.2 below:

(a) Corporate Documents. Articles of Incorporation of the Company and any Subsidiary thereof, certified by the Secretary of State of the state of its formation as of the date not more than five (5) Business Days prior to the Closing Date, and the by-laws of each of the Company and any Subsidiary thereof, certified by the secretary of the Company or such Subsidiary, as applicable, as in effect at the Closing;

(b) Certificates of Good Standing. Certificates of Good Standing, dated not more than two (2) Business Days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which the Company is qualified to do business as a foreign corporation;

(c) Resolutions. A copy of the resolutions of the board of directors of the Company, certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the performance of the transactions contemplated hereby and thereby;

(d) Closing Certificate. A certificate, dated as of the Closing Date, duly executed by the Company, certifying in such detail as Parent may reasonably require as to the fulfillment of the conditions set forth in Sections 8.1(a), (d), (j), (k) and (l);

(e) Principal Shareholder Share Certificates. Certificates representing, in the aggregate, all of the shares of Company Stock held by the Principal Shareholders, together with duly completed Letters of Transmittal relating to all such Shares;

(f) Opinion of Counsel. An opinion of counsel for the Company, dated as of the Closing Date, in form and substance reasonably acceptable to counsel for Parent as set forth on Exhibit 9.1(f);

(g) Escrow Agreement. The Escrow Agreement, duly executed by the Company and the Shareholders’ Representative;

(h) FIRPTA Certificates. A certificate from the Company, reasonably acceptable to Parent, satisfying the requirements of Treasury Regulation Sections 1.897(2)(h) and 1.1445-2(c)(3) certifying that the Company is not and has not been a United States real property interest within the meaning of Section 897(c)(1)(A) of the Code during the applicable period specified in Section 897(c)(1)(A)(iii) of the Code; and

(i) Other Documents. Such other documents and instruments as Parent reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Parent shall be in form and substance reasonably satisfactory to Katten Muchin Rosenman, LLP counsel for Parent.

Section 9.2 Deliveries of Parent. At the Closing, Parent will deliver to the Company:

(a) Merger Sub Articles of Incorporation. The Articles of Incorporation of Merger Sub, certified by the Secretary of State of the State of California as of not more than five (5) Business Days prior to the Closing Date;

(b) Closing Certificate. A certificate, dated as of the Closing Date, duly executed by Parent and Merger Sub, certifying in such detail as the Company may reasonably require as to the fulfillment of the conditions set forth in Section 8.2(a);

(c) Escrow Agreement. The Escrow Agreement, duly executed by Parent and the Escrow Agent; and

(d) Other Documents. Such other documents and instruments as the Company reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Company shall be in form and substance reasonably satisfactory to DLA Piper US LLP, counsel for the Company.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Indemnification by the Shareholders Relating to the Company. Subject to the limitations set forth in this Article 10, by virtue of the approval and adoption by the Shareholders of the execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, from and after the Effective Time each of the Shareholders (regardless of whether or not such Shareholder, has actually voted his, her or its Common Stock in favor of the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby) shall be deemed to have agreed, jointly and severally, to indemnify each of Parent, the Surviving Corporation, its Subsidiaries and the Affiliates of the foregoing, and their respective directors, stockholders, officers, partners, employees, agents, lenders, representatives, successors and assigns, and any Employee Benefit Plan maintained by the Company or any Subsidiary thereof, and the fiduciaries thereof (the “Parent Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Parent Indemnified Parties as and when incurred for any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, Taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing but in all events after deduction for any net tax benefit currently realized and associated with such liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, Taxes, fines or expenses (collectively, “Losses”), which any Parent Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:

(a) any misrepresentation or breach of any representation or warranty under Article 4 of this Agreement, or any misrepresentation or breach of, or omission from, any of the representations, warranties, statements, Schedules and Exhibits or certificates furnished to Parent by the Company made in or pursuant to this Agreement; provided, however, that for purposes of determining a misrepresentation or breach of, or omission from, a representation or warranty for purposes of indemnification under this Article 10, the representations and warranties in Article 4 shall be construed as if they were not qualified by the terms “material” or “materiality;”

(b) any nonfulfillment or breach of any covenant or agreement on the part of the Company under this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to Parent by the Company;

(c) any claim for payment of fees and/or expenses as a broker or finder, including any claim for indemnification or contribution, in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and the Company, the Company or any Subsidiary thereof, or any Affiliate of any of the foregoing;

(d) any liabilities or obligations owed by the Company to any Shareholder, officer or director of the Company or a Subsidiary, or member of his or her immediate family (including any commitment to make loans or extend or guarantee credit or other obligations) other than (i) compensation, benefits, and expense reimbursement due such Person in the ordinary course of the Company’s business consistent with past practice and fully disclosed on Schedule 4.17 or (ii) transactions with Affiliates of the Company in the ordinary course of the Company’s business consistent with past practices and fully disclosed on Schedule 4.18;

(e) any action, demand, proceeding, investigation or claim by any third party (including governmental agencies) against or affecting any Parent Indemnified Party which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of the Company;

(f) any Taxes attributable to the Company or any Subsidiary thereof for any period prior to and including the Closing Date, and Taxes due from the Company or any Subsidiary thereof, or with respect to the assets thereof, applicable to or arising from any period prior to and including the Closing Date, including, but not limited to, any Taxable period that begins on or before and ends after the Closing Date; or

(g) without limiting Section 10.1(f), (i) the defense of any assessments for additional federal or state income Taxes against the Company or any Subsidiary thereof resulting from the disallowance or proposed disallowance of any deduction taken by the Company or any Subsidiary thereof for federal or state Tax purposes, and (ii) with respect to assessments, additional Tax, interest or penalties relating thereto.

The rights of the Parent Indemnified Parties to indemnification under Section 10.1(f) and (g) shall apply notwithstanding that the matter in question may be disclosed in a Schedule to this Agreement or in any Transaction Document or may be otherwise known by Parent or any of its Affiliates, or may be the subject of, excluded from or beyond the scope of any representation or warranty of the Company in this Agreement.

Section 10.2 Additional Indemnification by the Shareholders. Subject to the limitations set forth in this Article 10, by virtue of the consummation of the transactions contemplated hereby, from and after the Effective Time each of the Shareholders shall be deemed to have agreed, severally and not jointly, to indemnify, defend and save the Parent Indemnified Parties harmless from and against, and shall pay to a Parent Indemnified Party or reimburse a Parent Indemnified Party for, any and all Losses sustained or incurred by any Parent Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of (a) such Shareholder failing to be the sole record and beneficial owner of the Company Shares, Company Options and/or Warrants shown as owned by such Shareholder on Schedule 4.4, free and clear of all Liens or other restriction; (b) any preemptive rights, rights of first refusal, options or other voting, purchase or sale rights in or to such Shareholder’s Company Shares; (c) failure to obtain any Consent required for the transfer of such Shareholder’s Company Shares pursuant to the terms and conditions of this Agreement, or which is required for the consummation by such

Shareholder of the transactions contemplated hereby; or (d) any breach of a Fundamental Representation; provided, however, that each Shareholder’s liability under this Section 10.2 shall (i) be limited to the aggregate portion of the Merger Consideration actually received by such Shareholder, and (ii) expire on the fourth (4th) anniversary of the Effective Time.

Section 10.3 Indemnification by Parent. Parent, on behalf of itself and its respective successors and assigns, hereby agrees to indemnify the Shareholders and their respective Affiliates, shareholders, directors, officers, partners employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

(a) any misrepresentation or breach of warranty on the part of Parent or Merger Sub under Article 5 of this Agreement, or any misrepresentation or breach of, or omission from, any of the representations, warranties, statements, Schedules and Exhibits or certificates furnished to the Company by Parent or Merger Sub made in or pursuant to this Agreement;

(b) any nonfulfillment or breach of any covenant or agreement on the part of Parent or Merger Sub under this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to the Company by Parent or Merger Sub; or

(c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Parent or any Affiliate thereof.

Section 10.4 Indemnification Procedure for Third Party Claims. In the event that, subsequent to the Closing, any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information (other than privileged information) regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within twenty days (20) after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.

(a) In the event that the Indemnifying Party shall fail to give the Defense Notice within said 20-day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

(c) Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(d) Notwithstanding Section 10.4(b), the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, (iv) that is related to any Tax matter, or (v) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

(e) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(f) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 10.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

Section 10.5 Indemnification Procedures for Non-Third Party Claims. In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Direct Indemnification Notice”) describing in reasonable detail the nature of the Direct Claim, an estimate of the amount of damages attributable to such Direct Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify (the “Direct Indemnification Defense Notice”) the Indemnified Party in writing within twenty (20) days from its receipt of the Direct Indemnification Notice that the Indemnifying Party disputes such Direct Claim, the Direct Claim specified by the Indemnified Party in the Direct Indemnification Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such Direct Claim, as provided above, such dispute shall be resolved by litigation as provided in Sections 11.9 and 11.10 hereof.

Section 10.6 Certain Limitations on Remedies.

(a) All representations and warranties of the parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect thereafter until the twenty-four (24) month anniversary of the Closing Date, except the warranties and representations contained in (i) Sections 4.1, 4.2, 4.3, 4.4 and 4.7(a) shall survive indefinitely, (ii) Sections 4.17 and 4.19 shall survive until the seventh anniversary of the Closing Date, and (iii) Section 4.22 shall survive until thirty (30) days after the expiration of all applicable statutes of limitations (including any amendments extending said statutes). Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect indefinitely. Notwithstanding anything herein to the contrary, indemnification for any claim for which written notice as provided in this Article 10 has been timely given prior to the expiration of the representation and warranty upon which such claim is based as provided herein shall not expire, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this Article 10.

(b) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 10.6(b)), the Shareholders shall not be liable to the Parent Indemnified Parties under Section 10.1(a) other than as a result of any misrepresentation or breach of, or omission from, any representation or warranty contained in Sections 4.1, 4.2, 4.4, 4.7(a), 4.17, 4.19 and 4.22, unless and until the Losses incurred by all Parent Indemnified Parties, in the aggregate, as a result thereof exceed, in the aggregate, $250,000 (the “Threshold Amount”); provided, however, that in the event that such Losses exceed the Threshold Amount, the Shareholders shall fully indemnify the applicable Parent Indemnified Party for all Losses incurred by such Parent Indemnified Party subject to indemnification obligations of the Shareholders pursuant to Section 10.1(a) (other than as a result of any misrepresentation or breach of, or omission from, any representation or warranty contained in Sections 4.1, 4.2, 4.4, 4.7(a), 4.17, 4.19 and 4.22), in excess of the $250,000 applied to the Threshold Amount. Notwithstanding the foregoing, the Threshold Amount shall not apply to Losses in connection with indemnification under Sections 10.1(f) and (g) or relating to the representations in Sections 4.1, 4.2, 4.4, 4.7(a), 4.17, 4.19 or 4.22, or any payment required to be made by the Shareholders under Section 3.4 or claims relating thereto.

(c) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 10.6(c)), the Shareholders shall not be liable to the Parent Indemnified Parties under Section 10.1 to the extent the amount of Losses to be paid to the Parent Indemnified Parties, in the aggregate, pursuant to Section 10.1 exceeds $13,600,000 in the aggregate (the “Cap Amount”).

(d) The parties agree that the Indemnity Escrow Fund shall serve as the sole and exclusive source of funding for any indemnification obligations of the Shareholders under this Article 10 (other than Section 10.2), and any indemnity payment due to the Parent under this Article 10 (other than Section 10.2) shall be made solely from the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement. The parties agree that, in accordance with Section 3.3(b) hereof, any amount remaining in the Indemnity Escrow Fund upon satisfaction of all claims for indemnification pending and the final termination of the Escrow Agreement shall be paid to the Shareholders as Merger Consideration in accordance with the Escrow Agreement.

Section 10.7 Special Rule for Fraud and Intentional Misrepresentation. Notwithstanding anything in this Article 10 to the contrary, in the event of any breach of a representation or warranty by any party hereto that involves fraud or an intentional misrepresentation, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any other party or on its behalf) and will continue in full force and effect for the period of the applicable statute of limitations; and the limitations set forth in Section 10.6 shall not apply to any Losses that any Parent Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to, or in connection with, any such breach that involves fraud or intentional misrepresentation. The Shareholders shall be severally and not jointly liable for any such Losses as a result of, arising out of, relating to, or in connection with, any such breach that involves fraud or intentional misrepresentation; provided, however, that each Shareholder’s liability under this Section 10.7 for any such breach that involves fraud or intentional misrepresentation other than by such Shareholder shall (i) be limited to the aggregate portion of the Merger Consideration actually received by such Shareholder, and (ii) expire on the fourth (4th) anniversary of the Effective Time.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Shareholders’ Representative.

(a) Each of the Persons designated in the preamble hereto as the Shareholders’ Representative hereunder shall have each of the rights, duties and obligations of the Shareholders’ Representative set forth in this Section 11.1, and, notwithstanding anything to the contrary set forth in this Agreement or any Transaction Document, Parent and the Surviving Corporation (i) shall be entitled to rely on any communication from either of the Persons designated as the Shareholders’ Representative as the action of the Shareholders’ Representative hereunder, and (ii) shall be deemed to have delivered any required notice hereunder or under any Transaction Document to the Shareholders’ Representative upon delivery of notice in accordance with Section 11.2 of this Agreement or any corresponding section of any Transaction Document to either of the Persons designated as the Shareholders’ Representative. The Shareholders’ Representative may be removed at any time upon the written election of the Shareholders representing at least 75% of the aggregate voting power of the Shares immediately prior to the Closing; provided that such Shareholders concurrently elect a replacement Shareholders’ Representative and Parent is given prompt written notice of such replacement by the Shareholders’ Representative. Each Shareholder hereby constitutes and appoints the Shareholders’ Representative, including any replacement of any such Shareholders’ Representative, as attorney-in-fact for such Shareholder with full power and authority to execute any amendment or waiver of this Agreement and any other document or instrument necessary or advisable in order to carry out the provisions of this Agreement, to give and receive notices and communications, to dispute any claim of any Parent Indemnified Party with respect to indemnification hereunder, to agree to, negotiate, enter into settlements and compromises of, and to comply with orders of courts with respect to any dispute or loss and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing; provided, however, that the Shareholders’ Representative shall not have the power or authority to execute an amendment, waiver, document or other instrument that, notwithstanding any other provision to the contrary, increases in any material respect the obligations or liabilities of any Shareholder without the prior written consent of that Shareholder. The Shareholders shall, pro rata, be responsible for the payment of all fees and expenses reasonably incurred by the Shareholders’ Representative in performing its/his duties under this Agreement. All decisions of the Shareholders’ Representative may be relied upon by the Parent, the Company and any third person, and shall be binding and conclusive upon each Shareholder.

(b) The Shareholders’ Representative shall not be liable, responsible or accountable in damages or otherwise to the Shareholders for any loss or damage incurred by reason of any act or failure to act by such Shareholders’ Representative, and each Shareholder shall severally and not jointly, pro rata, indemnify and hold harmless the Shareholders’ Representative against any loss or damage except to the extent that such loss or damage shall have been the result of the individual gross negligence or willful misconduct of such Shareholders’ Representative.

(c) The Shareholders’ Representative shall be entitled to withdraw an amount in cash of up to Five Hundred Thousand Dollars ($500,000) in the aggregate from the Escrow Funds for the payment of expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Shareholders’ Representative in the performance or discharge of the Shareholders’ Representative’s rights, duties and obligations under this Agreement and each of the Transaction Documents.

Section 11.2 Notices, Consents, etc. Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)	If to the Company to:

WhereNet Corp.

2858 De La Cruz Boulevard

Santa Clara, California 95050

Attention:     President

Facsimile:    (408) 845-8501

with a copy to (which copy shall not constitute notice hereunder):

DLA Piper US LLP

2000 University Avenue

East Palo Alto, California 94303

Attention:     Joe Sorenson, Esq.

Facsimile:    (650) 833-2001

(b)	If to the Shareholders’ Representative to:

Crosspoint Venture Partners

The Pioneer Hotel Building

2925 Woodside Road

Woodside, California 94062

Attention:     John Mumford

Facsimile:    (650) 851-7661

with a copy to (which copy shall not constitute notice hereunder):

Crosspoint Venture Partners 1996, LLP

The Pioneer Hotel Building

2925 Woodside Road

Woodside, California 94062

Attention: Andy Alcon

Fax: (650) 851-7661

And/or

Daniel Doles

15280 El Camino Grande

Saratoga, California 95070

Facsimile: (408) 845-8501

(c)	If to Parent or Merger Sub to:

Zebra Technologies Corporation

333 Corporate Woods Parkway

Vernon Hills, Illinois 60061

Attention: Noel Elfant, Vice President & General Counsel

Fax: (847) 821-1492

with a copy to (which copy shall not constitute notice hereunder):

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Attention:     Matthew Brown

Facsimile:    (312) 902-1061

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after transmission by facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).

Section 11.3 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 10. Nothing contained in Section 7.3 of this Agreement is intended to, nor shall it result in, an amendment to any Employee Benefit Plan of the Company.

Section 11.4 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.5 Amendment and Waiver. This Agreement may not be amended, nor any provision waived, except by an instrument in writing signed by or on behalf of each of the parties hereto. Additionally, this Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, provided however such amendment must be made in compliance with Section 1104 of the GCL.

Section 11.6 Further Assurances. Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one (1) and the same Agreement, binding on the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. In the event that any signature to this Agreement or any Agreement hereto is delivered by facsimile transmission or by e-mail delivery of a ”.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ”.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a ”.pdf” format data file to deliver a signature to this Agreement or any Agreement hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ”.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 11.8 Expenses. Each of the parties hereto shall pay all costs and expenses incurred or to be incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby; provided, however, that any Transaction Related Expenses shall be paid as provided herein.

Section 11.9 Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of California, without giving effect to provisions thereof regarding conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of any federal or state court located within the County of Santa Clara, State of California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and further agree that venue for all such matters shall lie exclusively in those courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the courts located in Santa Clara County, California. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 11.10 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

Section 11.11 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement and the Transaction Documents were not specifically enforced, and they therefore consent that the rights and obligations of the parties hereto under this Agreement or the Transaction Documents may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement, the Transaction Documents or otherwise.

Section 11.12 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

Section 11.13 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party hereto without the prior written consent of the other parties hereto; provided, however, that nothing in this Agreement shall or is intended to limit the ability of the Parent to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Company to (i) any Affiliate of Parent, or (ii) any buyer of all or substantially all of the assets of the Company or any Subsidiary thereof, at any time whether prior to or following the Closing Date.

Section 11.14 Entire Agreement. This Agreement, the Preamble and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), and the Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

Section 11.15 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

Section 11.16 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

Section 11.17 Publicity. The parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the transactions contemplated hereby unless such announcement or release is mutually agreed to by the Parties hereto. Notwithstanding the foregoing, each Party may release such information that is required of it pursuant to any Law; provided that such releasing Party (prior to such release) immediately informs the other Parties hereto regarding the requirement and content of such release.

Section 11.18 Knowledge. Where any representation or warranty of the Company contained in this Agreement is expressly qualified by reference “to the knowledge of the Company,” “to the Company’s knowledge,” “to its knowledge, the Company” or words of similar import, it refers to the actual knowledge of the Company and its Subsidiaries (as applicable) as to the existence or absence of facts or circumstances that are the subject of such representations and warranties after consultation with and due inquiry of Daniel Doles, Matthew Armanino, Patrick Murray, Sean O’Connell, Brett Wingo and David Wisherd, to the existence or absence of such acts or circumstances of which a reasonably prudent person would be aware after due inquiry.

Section 11.19 Cross References in Schedules. The Schedules hereto are incorporated and made a part of this Agreement. Unless otherwise stated, all capitalized terms used in the Schedules shall have the meanings ascribed to such terms in this Agreement. Notwithstanding anything set forth in this Agreement to the contrary, the representations and warranties set forth in any section of Article 4 of this Agreement shall be deemed qualified only by those matters set forth in the corresponding Schedules; provided, however, that any item disclosed on a Schedule shall also be deemed to include a disclosure set forth in any other Schedule if the Parent using reasonable diligence would have clearly understood, based on the location and content of such disclosure, that such disclosure qualified such other Schedule and appreciated the significance thereof without a cross reference. The mere listing of a document or any item on a Schedule shall not, in any event, be adequate to disclose any breach, default or claims under any such document or item unless such breach, default or claim is expressly disclosed.

[end of document;

signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first above written.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Philip Gerskovich
Name:	Philip Gerskovich
Title:	Senior Vice President, Corporate Development

WALDO ACQUISITION CORP.

By:	/s/ Philip Gerskovich
Name:	Philip Gerskovich
Title:	Vice President

WHERENET CORP.

By:	/s/ Daniel T. Doles
Name:	Daniel T. Doles
Title:	President and CEO

CROSSPOINT VENTURE PARTNERS 1996, LLP

By:	/s/ John B. Mumford
Name:	John B. Mumford
Title:	General Partner

/s/ Daniel Doles
Daniel Doles